UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☑	Preliminary Consent Revocation Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Supplement to Definitive Consent Revocation Statement

☐	Definitive Consent Revocation Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
SUN-TIMES MEDIA GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Preliminary Consent Revocation Statement—Subject to Completion, Dated November 26, 2008
CONSENT REVOCATION STATEMENT
SUN-TIMES MEDIA GROUP, INC.
350 North Orleans, 10-S
Chicago, Illinois 60654
CONSENT REVOCATION STATEMENT
BY THE BOARD OF DIRECTORS OF SUN-TIMES MEDIA GROUP, INC.
IN OPPOSITION TO A CONSENT SOLICITATION
BY DAVIDSON KEMPNER CAPITAL MANAGEMENT LLC
     This Consent Revocation Statement is furnished by the Board of Directors (the “Board”) of Sun-Times Media Group, Inc., a Delaware corporation (the “Company” or “Sun-Times”), to the holders of outstanding shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), in connection with your Board’s opposition to the solicitation of written stockholder consents (the “Davidson Kempner Consent Solicitation”) by Davidson Kempner Capital Management LLC (“Davidson Kempner”).
     A consent in favor of the Davidson Kempner Consent Solicitation would be a consent to remove, without cause, all but one member of your duly elected Board and replace them with Davidson Kempner’s nominees. The Board believes that such a wholesale replacement of the Company’s directors would bring unnecessary disruption to the management and operation of the Company.
     As announced in the Company’s November 18, 2008 press release, the independent Nominating and Governance Committee of the Board is in the process of evaluating a general restructuring of the Board to be accomplished on or about January 1, 2009. Prior to the filing of the Davidson Kempner Consent Solicitation Statement, representatives of the Board made numerous efforts to engage Davidson Kempner in a constructive dialogue and to include the Davidson Kempner nominees as part of this process for restructuring the Board. However, rather than cooperate with the Nominating and Governance Committee to assemble a Board that represents all stockholders, Davidson Kempner has instead sought to elect only its own nominees.
     The Davidson Kempner public filings argue that “the Company must take dramatic steps to arrest the cash burn rate before it exhausts the remaining liquidity on the balance sheet” and that “stakeholders cannot afford to risk delay to a wholesale changeover at the Board level.” However, other than vague generalities, Davidson Kempner has offered no suggestion of what strategies their nominees would offer to address the challenges facing the Company, why they believe those strategies would be more effective than those already being employed by the Board or why a reconstituted Board including only their hand-picked directors would be more capable of working with existing management to deploy those strategies.
     For these reasons, we are soliciting the revocation of any consents that may have been given in response to the Davidson Kempner Consent Solicitation and urge you to rely on your independent Nominating and Governance Committee to create a Board composition that represents all stockholders instead of only one.
     A MAJORITY OF YOUR BOARD OPPOSES THE DAVIDSON KEMPNER CONSENT SOLICITATION. YOUR BOARD, WHICH IS PREDOMINANTLY COMPOSED OF INDEPENDENT AND DISINTERESTED DIRECTORS, IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL OF THE COMPANY’S STOCKHOLDERS.
     This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to stockholders on or about [          ], 2008.
     YOUR BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY DAVIDSON KEMPNER BUT INSTEAD TO SIGN AND RETURN THE BLUE CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.
     If you have previously signed and returned Davidson Kempner’s white consent card, you have every right to change your vote and revoke your consent. Whether or not you have signed the white consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a BLUE Consent Revocation Card. Please act today.
     In accordance with Delaware law and the Company’s Bylaws, the Board set December 1, 2008 as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Davidson Kempner Consent Solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Davidson Kempner Consent Solicitation.
     If you have any questions about giving your consent revocation or require assistance, please call:
105 Madison Avenue
New York, NY 10016
proxy@mackenziepartners.com
(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885
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FORWARD LOOKING STATEMENTS
     Certain statements made in this Consent Revocation Statement are forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995), that involve a number of risks and uncertainties. These statements relate to future events or the Company’s future financial performance with respect to its financial condition, results of operations, business plans and strategies, operating efficiencies, competitive positions, growth opportunities, plans and objectives of management, capital expenditures, growth and other matters. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or the newspaper industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions and such expectations may prove to be incorrect. The Company operates in a continually changing business environment, and new risks emerge from time to time. Management cannot predict such new risks, nor can it assess either the impact, if any, of such risks on the Company’s businesses or the extent to which any risk or combination of risks may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, it should be kept in mind that future events or conditions described in any forward-looking statement made in this Consent Revocation Statement might not occur. All forward-looking statements speak only as of the date of this Consent Revocation Statement.
DESCRIPTION OF THE DAVIDSON KEMPNER CONSENT SOLICITATION
     As set forth in its consent solicitation materials filed with the SEC, Davidson Kempner is soliciting consents in favor of the following proposals (collectively, the “Davidson Kempner Consent Proposals”):
(1)	Repeal any provision of the Sun-Times bylaws in effect at the time this proposal becomes effective that were not included in the amended and restated bylaws filed with the SEC on May 9, 2008 (the “Bylaw Restoration Proposal”);

(2)	Remove, without cause, (i) each member of the Board other than Robert B. Poile at the time this proposal becomes effective, and (ii) each person appointed to the Board to fill any vacancy or newly-created directorship prior to the effectiveness of the Election Proposal (the “Removal Proposal”); and

(3)	Elect each of Jeremy L. Halbreich, Robert A. Schmitz, Lee S. Hillman, and Michael E. Katzenstein (each, a “Nominee” and collectively, the “Nominees”) to serve as a director of Sun-Times (or, if any such Nominee is unable or unwilling to serve as a director of Sun-Times, any other person designated as a Nominee by the remaining Nominee or Nominees) (the “Election Proposal”).
     A consent in favor of the Davidson Kempner Consent Solicitation would be a consent to remove, without cause, all but one member of your duly elected Board and replace them with Davidson Kempner’s nominees. The Bylaw Restoration Proposal is designed to nullify unspecified provisions of the Company’s Bylaws that may be adopted by the Board in its efforts to act in and protect the best interests of the Company and its stockholders. As of the date of this Consent Revocation Statement, the Company has not amended its Bylaws since May 9, 2008.

     The Removal Proposal and the Election Proposal are attempts to circumvent the work of your independent Nominating and Governance Committee to formulate a Board composition that represents all stockholders.
     A MAJORITY OF YOUR BOARD OPPOSES THE DAVIDSON KEMPNER CONSENT SOLICITATION. YOUR BOARD, WHICH IS PREDOMINANTLY COMPOSED OF INDEPENDENT AND DISINTERESTED DIRECTORS, IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL OF THE COMPANY’S STOCKHOLDERS.
     YOUR BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY DAVIDSON KEMPNER, BUT INSTEAD TO SIGN AND RETURN THE BLUE CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.
     If you have previously signed and returned Davidson Kempner’s white consent card, you have every right to change your mind and revoke your consent. Whether or not you have signed the white consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a BLUE Consent Revocation Card. Please act today.
     In accordance with Delaware law and the Company’s Bylaws, the Board set December 1, 2008 as the record date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Davidson Kempner Consent Solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Davidson Kempner Consent Solicitation.
     If you have any questions about giving your consent revocation or require assistance, please call MacKenzie Partners, Inc. at (800) 322-2885.

QUESTIONS AND ANSWERS ABOUT THIS
CONSENT REVOCATION STATEMENT

Q:	WHO IS MAKING THIS SOLICITATION?

A:	Your Board of Directors.

Q:	WHAT ARE WE ASKING YOU TO DO?

A:	Do not return any white consent card solicited by Davidson Kempner. If you have returned a white card, you are being asked to revoke any consent that you may have delivered in favor of the three proposals described in the Davidson Kempner Consent Solicitation Statement.

Q:	IF I HAVE ALREADY DELIVERED A CONSENT, IS IT TOO LATE FOR ME TO CHANGE MY MIND?

A:	No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and Sun-Times’ organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a BLUE Consent Revocation Card, as discussed in the following question.

Q:	WHAT IS THE EFFECT OF DELIVERING A BLUE CONSENT REVOCATION CARD?

A:	By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Davidson Kempner. Even if you have not submitted a consent card, we urge you to submit a BLUE Consent Revocation Card as described above. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, we urge to you submit a consent revocation card because it will help us keep track of the progress of the consent process.

Q:	WHAT SHOULD I DO TO REVOKE MY CONSENT?

A:	Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the BLUE Consent Revocation Card. Then, sign, date and return the enclosed BLUE Consent Revocation Card today in the envelope provided, It is important that you date the BLUE Consent Revocation Card when you sign it.

Q:	WHAT HAPPENS IF I DO NOTHING?

A:	If you do not send in any consent Davidson Kempner may send you and do not return the enclosed BLUE Consent Revocation Card, you will effectively be voting AGAINST the Davidson Kempner Consent Proposals.

Q:	WHAT HAPPENS IF THE DAVIDSON KEMPNER CONSENT PROPOSALS PASS?

A:	If valid, unrevoked consents representing a majority of the Common Stock outstanding as of the Record Date are delivered to us within 60 days of the earliest-dated consent, all of the current members of your Board, other than Robert B. Poile, would be replaced with the Davidson Kempner Nominees. The Davidson Kempner Nominees would then control the Company.

Q:	WHAT IS YOUR BOARD’S POSITION WITH RESPECT TO THE DAVIDSON KEMPNER CONSENT PROPOSALS?

A:	A majority of the Board has determined that the Davidson Kempner Consent Proposals are not in the best interests of the Company’s stockholders and that stockholders should reject the proposals.

Q:	WHO IS ENTITLED TO CONSENT, WITHHOLD CONSENT OR REVOKE A PREVIOUSLY

GIVEN CONSENT WITH RESPECT TO THE DAVIDSON KEMPNER CONSENT PROPOSALS?

A:	In accordance with Delaware law and the Company’s Bylaws, the Board set December 1, 2008 as the record date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Davidson Kempner Consent Solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Davidson Kempner Consent Solicitation.

Q:	IF I SUBMIT A BLUE CONSENT REVOCATION CARD REVOKING MY CONSENT, CAN I SUBSEQUENTLY REVOKE SUCH CONSENT REVOCATION?

A:	If you change your mind after submitting a consent revocation on the enclosed BLUE Consent Revocation Card, you can submit a later dated consent to Davidson Kempner thereafter so long as such consent is submitted during the solicitation period. Delivery of a later dated consent to Davidson Kempner would have the effect of revoking the earlier dated consent revocation delivered to the Company.

Q:	WHO WILL DETERMINE HOW MANY CONSENTS HAVE BEEN RECEIVED?

A:	We intend to retain an independent inspector for the Davidson Kempner Consent Solicitation to ensure an independent, accurate and verifiable tabulation of the results.

Q:	WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE SOLICITATION?

A:	Please call MacKenzie Partners, Inc., the firm assisting us in soliciting the revocation of consents, toll free at (800) 322-2885.

REASONS TO REJECT THE DAVIDSON KEMPNER CONSENT PROPOSALS
     A consent in favor of the Davidson Kempner Consent Solicitation would be a consent to remove, without cause, all but one member of your duly elected Board and replace them with Davidson Kempner’s nominees. The Bylaw Restoration Proposal is designed to nullify unspecified provisions of the Company’s Bylaws which may be adopted by the Board in its efforts to act in and protect the best interests of the Company and its stockholders. As of the date of this Consent Revocation Statement, the Company has not amended its Bylaws since May 9, 2008.
     The Davidson Kempner Consent Solicitation is an attempt to circumvent the previously announced process to restructure the Board to better serve the interests of all stakeholders. On November 18, 2008, the Company announced that the Board’s Nominating and Governance Committee was in the process of evaluating a general restructuring of the Board. The goal of this expedited process is to have a Board of qualified individuals that combine the institutional knowledge necessary to assure a smooth transition to a new phase of the Company’s history with new faces and new ideas for securing the Company’s future. At the same time, this process is intended to ensure that the Board retains an ongoing commitment to the journalistic integrity of the Company’s publications as well as to the communities that we serve. The Board has repeatedly expressed its willingness to include the Davidson Kempner nominees as part of this process. However, to date Davidson Kempner has declined to participate in any effort to assemble a Board other than one consisting solely of their nominees.
      Davidson Kempner has offered no plan for addressing the Company’s problems. The Davidson Kempner public filings argue that “the Company must take dramatic steps to arrest the cash burn rate before it exhausts the remaining liquidity on the balance sheet” and that “stakeholders cannot afford to risk delay to a wholesale changeover at the Board level.” In our letters to shareholders this year, the Company has been clear about the challenges it faces and its commitment to stabilize the company financially and assure its survival and success. The Board is acutely aware of the need to halt the cash drain and the Company has taken aggressive action to stabilize operating cash flow. As previously disclosed, the Company has, over the past 12 months, initiated and completed a $50 million reduction in costs, which included the elimination of over 500 employees. Also as previously disclosed, the Company has developed and is implementing another major cost reduction program with the goal of reducing costs by an estimated $45 million to $50 million. Further actions to transform our business model are on the drawing board and will be ready for implementation next year. These actions are designed to stop the operating cash drain in the event that industry declines in print advertising continue at current rates and are being taken with a key priority of protecting the city and suburban franchises of the Company. Davidson Kempner has stated, in its October 31, 2008 letter, that they were not proposing to alter the senior management team of the Company, other than the removal of the Chief Executive Officer, as they viewed management as “cohesive and well focused on the task at hand. ” However, other than vague generalities, Davidson Kempner has offered no suggestion of what strategies their nominees would offer to address the challenges facing the Company, why they believe those strategies would be more effective than those already being employed by the Board or why a reconstituted Board including only their hand-picked directors would be more capable of working with existing management to deploy those strategies.
     The Davidson Kempner Consent Solicitation risks more disruption to the Company and potentially more loss of time and opportunities than the previously announced process. The Board believes that the Company is best served by a Board that combines both new members and existing directors, to ensure that the Board includes members with a detailed understanding of the Company’s operations, history and challenges. The Board recognizes that this reorganization must be accomplished quickly and believes that the January 1, 2009 target for completing the Board reorganization is – in addition to being approximately one month earlier than the end of the 60-day solicitation period indicated by the Davidson Kempner Consent Solicitation – appropriately rapid without sacrificing the primary goal of identifying the most suitable directors. By contrast, the Board believes that a wholesale replacement of the current directors will disrupt the work of management and may cause both resources and opportunities to be wasted as new directors climb a steep learning curve.
     The Davidson Kempner Consent Solicitation would place too much power in the hands of one stockholder. According to their public filings, Davidson Kempner and its affiliated entities hold only approximately 5.9 percent of outstanding common stock. The Davidson Kempner Consent Solicitation would place the Company solely in the hands of Davidson Kempner’s hand-picked nominees. The Board believes that the restructuring process described above is more likely to result in a board that is responsive to all stockholders.
     FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE DAVIDSON KEMPNER CONSENT SOLICITATION IS NOT IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS.
     WE URGE STOCKHOLDERS TO REJECT THE DAVIDSON KEMPNER CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.
     DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE EXISTING BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE CONSENT REVOCATION CARD AS PROMPTLY AS POSSIBLE.

BACKGROUND OF THE DAVIDSON KEMPNER CONSENT SOLICITATION
     The Company was previously controlled by Hollinger Inc., a Canadian corporation (“Hollinger”), which was indirectly controlled by Conrad M. Black. Black was Chairman and Chief Executive Officer of the Company until his resignation as CEO under pressure in November 2003. He later relinquished his Chairmanship in January, 2004. Prior to a settlement of all disputes between Hollinger and the Company that was effectuated on June 17, 2008 (the “Settlement”), Hollinger and its affiliates controlled the Company through its ownership of shares of the Company’s Class B Common Stock, which had 10 votes per share, while all of the other stockholders held Class A Common Stock, which had one vote per share. Hollinger and its affiliates had over 70% of the voting power, while it owned only approximately 19% of the equity. A Special Committee was formed in 2003, consisting of three directors currently on the Board, Gordon A. Paris, as Chairman of the Special Committee, Raymond G.H. Seitz, Chairman of the Board, and Graham W. Savage, Chairman of the Audit Committee, to investigate certain activities at the Company during Mr. Black’s tenure. At a meeting of the Board on November 17, 2008, upon the recommendation of the Special Committee, which advised the Board that it had concluded its work, the Board dissolved the Committee. Any continuing litigation arising out of the investigation will be the responsibility of the Board and the Company’s management.
     The Settlement referred to above was entered into in May, 2008 by the Company, Hollinger and Davidson Kempner. Davidson Kempner is the largest holder of certain senior secured notes (“Notes”) that were issued by Hollinger in 2003 and 2004. The Notes issued in 2003 were secured by a first lien on all of the Class A Common Stock and Class B Common Stock owned directly and indirectly by Hollinger and the Notes issued in 2004 were secured by a second lien on these shares. The Notes were in default and Hollinger entered in proceedings under the Companies’ Creditors Arrangement Act (the “CCAA Proceedings”) in the Ontario (Canada) Superior Court of Justice. The Settlement, which was approved by the Court in the CCAA Proceedings, provided for, among other matters, a conversion of the Class B Common Stock into Class A Common Stock (thereby eliminating all of the higher voting Class B Common Stock) and the issuance by the Company of an additional 1,499,000 shares of Class A Common Stock to Hollinger, which were then added to the collateral for the Notes. Taking into account the Class A Common Stock previously held by Hollinger, the conversion of its Class B Common Stock into Class A Common Stock and the issuance of the new Class A Common Stock, Hollinger owns approximately 21% of the Company’s outstanding Common Stock. These shares are owned by Hollinger and are held by Delaware Trust Company, National Association, as Collateral Agent for the benefit of the Noteholders, and are to be voted by the Collateral Agent in accordance with the indentures for the Notes. However, pursuant to the Settlement, the Collateral Agent may only vote shares up to 19.999% of the outstanding Class A Common Stock.
     All members of the current Board, with the exception of Robert B. Poile, were elected by shareholders at the 2008 Annual Meeting held on June 17, 2008. In accordance with the Settlement, following the 2008 Annual Meeting, six of the 11 directors elected at the 2008 Annual Meeting, such six directors having been appointed to the Board on July 31, 2007 through action taken solely by Hollinger using the written consent procedure, resigned. Peter J. Dey, who had been part of the six who resigned, was subsequently re-elected by Board action. Mr. Poile, who was affiliated with Polar Securities Inc. (“Polar”), which had filed a Schedule 13D on July 30, 2008 indicating Polar owned approximately 10.7% of the outstanding stock, was also elected by Board action. The Board was then comprised of the seven directors who constitute the current Board. See “Current Directors of Sun-Times.”
     Not long after the 2008 Annual Meeting, the Board started to consider the need for new and/or additional directors, while at the same time announcing the start of a strategic process to determine ways of maximizing shareholder value. The Board was particularly interested in Chicago-based directors because of their expected interest in, and connection with, the success of the Company’s newspapers, especially the Sun-Times. By September, certain stockholders, including Davidson Kempner, also began to indicate their interest in adding directors to the Board.

     On October 20, 2008, a representative of Davidson Kempner visited the Company, together with Mr. Poile, and met with senior management of the Company, excluding the Chief Executive Officer. At that meeting, the representative of Davidson Kempner informed the Company’s management that Davidson Kempner intended to remove all directors except Mr. Poile and to propose the election of four new members so that there would be a Board of five (excluding the current Chief Executive Officer). At that meeting, neither the Davidson Kempner representative nor Mr. Poile identified the proposed nominees to the Board, nor did they identify any strategies that the nominees would propose.
     The Board met on October 23, 2008 to discuss the Davidson Kempner proposal. The Board took into account that Davidson Kempner alone had only 5.9% of the outstanding shares and thus the Board was not in a position simply to accede to Davidson Kempner’s request. The Board also noted that Polar had 10.7% of the shares and that Mr. Poile had stated that he supported Davidson Kempner’s request, but that Davidson Kempner and Polar’s combined holdings still did not constitute a majority of the shares. In addition, the Board took into account that there were certain other candidates who had been proposed by Board members and that the Nominating and Governance Committee was going to pursue some or all of those suggestions. Following this meeting, at the request of the directors, the Chairman of the Board contacted a representative of Davidson Kempner to inquire as to the identity of the proposed Davidson Kempner nominees, for details regarding the strategies that the nominees would propose for the Company and for some reliable indication of the level of Davidson Kempner’s support from its fellow stockholders.
     On October 31, 2008, Davidson Kempner issued a public letter to the Chairman, requesting that all directors (except Mr. Poile) resign, and that the four nominees described in the letter (and now included in its Consent Solicitation) be elected so that there would be a Board of five. It was requested that this action be taken at the next scheduled Board meeting. The letter was then filed publicly by Davidson Kempner on an amendment to its Schedule 13D.
     On November 7, 2008, the Chairman of the Board sent the following letter to Davidson Kempner, a copy of which was filed with the SEC on a Form 8-K:
Mr. Jame Donath
Managing Director
Davidson Kempner Capital Management LLC
65 East 55th Street, 19th Floor
New York, New York 10022

Dear Mr. Donath:

     On behalf of the Board of Directors, I acknowledge receipt of your letter of October 31, 2008. The Nominating and Governance Committee of the Board met on November 4, 2008 to consider your request.

     My fellow directors and I agree with you regarding the challenges faced by Sun-Times Media Group. At our direction over the last 12 months, management initiated and completed a $50 million reduction in costs, which included the elimination of over 500 employees. While this difficult exercise was critically necessary for the institution, it has proven to be insufficient. Therefore, we have asked management to evaluate and implement further cost cutting and revenue enhancements, and we expect to receive the outline of a plan in this regard at our November meeting. As you will have seen, our CEO’s letter to shareholders released yesterday foreshadowed an additional $45 million to $55 million of savings to be realized in the next 9 months.

     Our Board is conscious of its fiduciary duties with respect to the appointment of new directors, and will proceed with those duties squarely in mind. Earlier this year, the Board initiated efforts to identify potential new directors of Sun-Times Media Group. Our goal is to identify persons who know the Chicago market and are experienced in the media industry, as well as possibly having an interest in investing in the Company. It was and remains the Board’s position that it may be appropriate to restructure the Board over the course of the next few months so that a renewed (and perhaps smaller) Board may guide the Company through the difficulties it faces in 2009. To that end, we note that you have identified four potential candidates for Board membership. We have also identified candidates whom we are in the process of vetting. We will proceed with our planned transition, taking into account your proposed candidates, as well as others whom we identify.

     We are aware that the holders of a majority of our shares may act in concert to elect a new Board without further action by the existing directors. If it is your intention to act in this manner, then our approach would, of course, be different. In the interest of good corporate governance, I would appreciate it if you would inform the Board whether you plan to act without the consent of the current Board. On behalf of my fellow directors, however, I urge you to allow the ongoing process of Board renewal to proceed as planned.

     Please do not interpret my desire for a careful and considered process to recruit the best new directors possible as entrenchment by the existing directors. It is not. I am confident that your and our goals and plans for Sun-Times Media Group have a great deal in common and that our current process will satisfy your desire for new Board leadership for the Company.

Raymond G. H. Seitz
Chairman of the Board
     On November 11, 2008, as part of the normal Board nominee vetting procedures of the Company, a representative of the Company contacted counsel to Davidson Kempner to request contact information for the Davidson Kempner nominees for the purpose of distributing a customary director questionnaire. The representative repeated the request on November 13, 2008. The representative received no response to the request.
     The Board met on November 18, 2008 and concluded that it would continue with its process of reviewing potential nominees for the Board, including those that had been proposed by Davidson Kempner. The Board decided that management would meet the potential nominees and that a subset of nominees would be presented to the Nominating and Governance Committee for interviews and a final decision. The proposed size of the Board was not yet determined. Following the November 18, 2008 meeting, the Company issued a press release announcing that Mr. Seitz had advised the Board that he intended to resign effective as of December 31, 2008 and Messrs. Paris and Savage had advised the Board that because the Special Committee Investigation was completed they intended to resign upon the appointment of their respective successors, but in no event later than December 31, 2008. The release further announced that, in light of the intended resignations of Messrs. Paris, Savage and Seitz and the recent request by a stockholder that certain individuals be appointed to the Board, the Board’s Nominating and Governance Committee was in the process of evaluating a general restructuring of the Board to be accomplished on or about January 1, 2009. To that end, the release advised, the Nominating and Governance Committee was evaluating candidates for appointment to the Board, including the persons who had been suggested by Davidson Kempner.
     On November 19, 2008, the Chairman of the Board contacted a representative of Davidson Kempner to explain the actions announced following the November 18 Board meeting.
     On November 20, 2008, Davidson Kempner filed its preliminary Consent Solicitation Statement with the Securities and Exchange Commission.
     On November 21, 2008, a representative of the Company sent to counsel to Davidson Kempner a form of director questionnaire and requested that it be distributed to the Davidson Kempner nominees.
     On November 24, 2008, the Board held a telephonic meeting to discuss the Davidson Kempner filing. In that discussion, the Board considered whether it would be appropriate, given the announced departures of Messrs. Seitz, Paris and Savage and the previously announced restructuring of the Board, to permit the Davidson Kempner Consent Solicitation to continue without opposition of the current directors. However, for the reasons described above under “Reasons to Reject the Davidson Kempner Consent Proposal” the Board concluded that it would not be in the best interests of the Company or its stakeholders to accede to a process that would result in a completely reconstituted Board with no institutional memory, no demonstrated commitment to the journalistic traditions of the Company or to the communities that we serve and no explanation of Davidson Kempner’s plans for addressing the problems of the Company. However, at the November 24 meeting the Board further concluded that, subject to satisfactory completion of the Company’s normal vetting procedures for Board nominees and to the taking of appropriate measures to protect management against any precipitous actions by the new controlling directors, it would be consistent with the goals of the announced Board restructuring to invite the Davidson Kempner nominees to join a reconstituted Board that would retain certain existing directors for a limited period of time to assist in a smooth transaction.
     On November 25, 2008, the Chairman of the Board contacted a representative of Davidson Kempner to propose a compromise that, subject to satisfactory vetting, would combine the Davidson Kempner nominees with two existing members of the Board, with the two legacy members of the Board remaining on as interim basis. The proposal further provided that the appointment of the new Board under this compromise would be treated as a change of control under the terms of the employment or severance agreements of certain executive officers of the Company to the same extent that a change in the Board resulting from the Davidson Kempner Consent Solicitation would do so. For a discussion of the consequences of a change of control under such agreements, see below under “Potential Payments upon Termination or Change of Control.” In that conversation, the Davidson Kempner representative reacted unfavorably to the proposal, stating that the replacement of the entire Board was one of Davidson Kempner’s “core objectives.” The representative agreed to discuss the proposal internally within Davidson Kempner.
     Also on November 25, a representative of the Company and counsel to Davidson Kempner discussed the form of director questionnaire that had previously been provided to Davidson Kempner’s counsel. In that conversation, counsel to Davidson Kempner agreed to distribute the questionnaires to the nominees but stated that he would not be willing to permit the nominees to communicate directly with the Company or to provide the Company with information regarding the nominees that had been collected by Davidson Kempner.
     On November 26, 2008, the Board held another telephonic meeting. At that meeting, the Board, with Mr. Poile dissenting, determined that, in light of the factors described above under “Reasons to Reject the Davidson Kempner Consent Proposal” and the rejection by Davidson Kempner of the Board’s proposed compromise, that it would be in the best interests of the Company’s stockholders to resist the Davidson Kempner Consent Solicitation. In that meeting, the Board, with Mr. Poile dissenting, authorized the filing of this document, the setting of a record date for the Davidson Kempner Consent Solicitation and other actions necessary to permit the Board to oppose the Davidson Kempner Consent Solicitation in accordance with applicable law.

THE CONSENT PROCEDURE
Voting Securities and Record Date
     In accordance with Delaware law and the Company’s Bylaws, the Board has set December 1, 2008 the Record Date for the Davidson Kempner Consent Solicitation. As of the Record Date, there were [          ] shares of the Company’s Common Stock outstanding. Each share of the Company’s Common Stock outstanding as of the Record Date will be entitled to one vote per share.
     Only stockholders of record as of the Record Date are eligible to execute, withhold and revoke consents in connection with the Davidson Kempner Consent Proposals. Persons beneficially owning shares of the Company’s Common Stock (but not holders of record), such as persons whose ownership of the Company’s Common Stock is through a broker, bank or other financial institution, may wish to contact such broker, bank or financial institution and instruct such person to execute the BLUE Consent Revocation Card on their behalf. Any abstention or failure to vote will have the same effect as voting against the Davidson Kempner Consent Proposals.
Effectiveness of Consents
     Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. Under Section 228 of the Delaware General Corporation Law, the Davidson Kempner Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock of the Company outstanding are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company.
     Because Davidson Kempner’s proposals could become effective before the expiration of the 60-day period, we urge you to act promptly to return the BLUE Consent Revocation Card.
Effect of Blue Consent Revocation Card
     A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a BLUE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Davidson Kempner. Stockholders are urged, however, to deliver all consent revocations to MacKenzie Partners, Inc. 105 Madison Avenue, New York, NY 10016. The Company requests that if a consent revocation is instead delivered to Davidson Kempner, a copy of the consent revocation also be delivered to the Company, c/o MacKenzie Partners, Inc. at the address set forth above, so that the Company will be aware of all consent revocations.
     Unless you specify otherwise, by signing and delivering the BLUE Consent Revocation Card, you will be deemed to have revoked your consent to all of the Davidson Kempner Consent Proposals.
     Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Davidson Kempner or by delivering to Davidson Kempner a subsequently dated white consent card that Davidson Kempner sent to you.
     If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should either sign, date and mail the enclosed BLUE Consent Revocation Card or contact the person responsible for your account and direct him or her to execute the enclosed BLUE

Consent Revocation Card on your behalf. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or internet, instructions will be included on the BLUE Consent Revocation Card.
     YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO DAVIDSON KEMPNER. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE PREPAID ENVELOPE THE BLUE CONSENT REVOCATION CARD WHICH ACCOMPANIES THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE BLUE CONSENT REVOCATION CARD WITH RESPECT TO ONE OR MORE OF THE DAVIDSON KEMPNER CONSENT PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO SUCH PROPOSALS.
     The Company has retained MacKenzie Partners, Inc. to assist in communicating with stockholders in connection with the Davidson Kempner Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE Consent Revocation Card or any other questions, MacKenzie Partners, Inc. will be pleased to assist you. You may call MacKenzie Partners, Inc., collect at (212) 929-5500 or toll-free at (800) 322-2885.
     You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any white consent cards. Instead, you can reject the solicitation efforts of Davidson Kempner by promptly completing, signing, dating and mailing the enclosed BLUE Consent Revocation Card. Please be aware that if you sign a white card but do not check any of the boxes on the card, you will be deemed to have consented to the Davidson Kempner Consent Proposals.
Results of This Consent Revocation Solicitation
     The Company intends to retain an independent inspector of elections in connection with the Davidson Kempner Consent Solicitation. The Company intends to notify stockholders of the results of the Davidson Kempner Consent Solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF CONSENT REVOCATIONS
Cost and Method
     The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees), but excluding costs of any litigation related to the solicitation, will be approximately $[          ], of which approximately $[          ] has been incurred as of the date hereof. In addition to solicitation by mail, directors and officers of the Company may, without additional compensation, solicit revocations by mail, e-mail, facsimile, in person or by telephone or other forms of telecommunication.
     The Company has retained MacKenzie Partners, Inc. as its proxy solicitor, at an estimated fee of $[          ], plus reasonable out-of-pocket expenses incurred on the Company’s behalf, to assist in the solicitation of consent revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s Common Stock. MacKenzie Partners, Inc. has advised the Company that approximately 25 of its employees will be involved in the solicitation of consent revocations by MacKenzie Partners, Inc. on behalf of the Company. In addition, MacKenzie Partners, Inc. and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.
Participants in the Solicitation
     Under applicable regulations of the SEC, each of our directors is a “participant” in this consent revocation solicitation. Please refer to the section entitled “Current Directors of Sun-Times” and to Annex I, “Certain Information Regarding Participants in this Consent Revocation Solicitation” and Annex II, “Recent Trading History of Participants in this Consent Revocation Solicitation” for information about our directors. Except as described in this Consent Revocation Statement, there are no agreements or understandings between the Company and any such participants relating to employment with the Company or any future transactions.
     Other than the persons described above, no general class of employee of the Company will be employed to solicit stockholders. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.
APPRAISAL RIGHTS
     Our stockholders are not entitled to appraisal rights in connection with the Davidson Kempner Consent Proposals or this Consent Revocation Statement.

CURRENT DIRECTORS OF SUN-TIMES
     The following sets forth information about the current members of the Board of Directors.

		Served as a
		Director	Principal Occupations
		Continuously	During the Last Five Years;
Name	Age	Since	Other Directorships and Activities
Herbert A. Denton	61	February 2007	Mr. Denton is President of Providence Capital Inc., which he founded in 1991. Prior to that, he served as Managing Director for Jefferies & Co., where he headed mergers and acquisitions and represented a number of leading investors and funds. In 1982, Mr. Denton founded Pacific Equity, which was later acquired by Jefferies & Co. Early in his career, Mr. Denton worked for Donaldson Lufkin & Jenrette and founded the firm’s Hong Kong office. Mr. Denton has served on several boards of directors, including those of PolyMedica Corp., Mesa Air Group Inc., Trover Solutions Inc., Union Corporation, Inc. and Capsure Holdings, Inc.

Peter J. Dey	67	August 2007	Since November 2005, Mr. Dey has been the Chairman of Paradigm Capital Inc., a Canadian securities firm. From January 2003 to November 2005, Mr. Dey was a partner in the law firm of Osler, Hoskin & Harcourt. Mr. Dey currently serves as a director of Addax Petroleum Corporation, Goldcorp Inc. and Redcorp Ventures Ltd., each of which is a Canadian public reporting company.

Cyrus F. Freidheim, Jr.	73	October 2005	Mr. Freidheim was appointed the Company’s President and Chief Executive Officer in November 2006. Mr. Freidheim has been Chairman of Old Harbour Partners, a private investment firm he founded, since 2004. From 2002 to 2004, Mr. Freidheim was Chairman, President and Chief Executive Officer of Chiquita Brands International Inc., a major producer, marketer and distributor of fresh produce. From 1990 to 2002, Mr. Freidheim was Vice Chairman at Booz Allen & Hamilton International, a management consulting firm, in Chicago, Illinois, having joined Booz Allen & Hamilton International in 1966. Mr. Freidheim currently serves as a director of Allegheny Energy Inc., which is a United States public reporting company.

Gordon A. Paris	55	May 2003	Mr. Paris served as the Company’s President and Chief Executive Officer until November 2006 and as Chairman of the Company’s Board of Directors until June 2006. Mr. Paris had been

		Served as a
		Director	Principal Occupations
		Continuously	During the Last Five Years;
Name	Age	Since	Other Directorships and Activities
			appointed Interim Chairman in January 2004 and as Interim President and Chief Executive Officer in November 2003. On January 26, 2005, the Board of Directors eliminated the word “Interim” from Mr. Paris’ titles. Mr. Paris was a Managing Director at Berenson & Company, a private investment bank, from 2002 to November 2007. Prior to joining Berenson & Company in 2002, Mr. Paris was Head of Investment Banking at TD Securities (USA) Inc., an investment bank subsidiary of The Toronto-Dominion Bank. Mr. Paris joined TD Securities (USA) Inc. as Managing Director and Group Head of High Yield Origination and Capital Markets in March 1996 and became a Senior Vice President of The Toronto-Dominion Bank in 2000. On November 18, 2008, Mr. Paris announced his intention to resign from the Board of Directors, effective upon the appointment of his successor, but in no instance later than December 31, 2008.

Robert B. Poile	48	June 2008	Mr. Poile is currently a Portfolio Strategist at Polar Securities, Inc. and a Trustee of the Board of Cinram International Income Fund, a Canadian public company. Polar Securities Inc. and its affiliates own 8,768,163 shares of the Company’s Class A Common Stock as of July 30, 2008, the date of its most recent filing with the Securities and Exchange Commission. In 2004, Mr. Poile became President and CEO of Clublink, resigning upon sale of the investment in 2007. In the past, Mr. Poile has acted as Chairman, Director or officer of various entities, including Dylex Limited, Repap Enterprises Inc., Spar Aerospace, Call-Net Enterprises Inc., and Clublink Corporation.

Graham W. Savage	59	July 2003	Mr. Savage served for 21 years, seven years as the Chief Financial Officer, at Rogers Communications Inc., a major Toronto-based media and communications company. Mr. Savage currently serves as Chairman of Callisto Capital LP, a merchant banking firm based in Toronto, and as a director and chairman of the audit committee of Canadian Tire Corporation, Limited, a Canadian public reporting company, and as a director of Cott Corporation, a United States public reporting company. On November 18, 2008, Mr. Savage announced his intention to resign from the Board of Directors, effective upon the appointment of his successor, but in no instance later than December 31, 2008.

Raymond G.H. Seitz	67	July 2003	Mr. Seitz has served as Chairman of the Company’s Board of Directors since June 2006. Mr. Seitz served as Vice Chairman of Lehman

Served as a
		Director	Principal Occupations
		Continuously	During the Last Five Years;
Name	Age	Since	Other Directorships and Activities
Brothers (Europe), an investment bank, from April 1995 to April 2003, following his retirement as the American Ambassador to the Court of St. James from 1991 to 1995. Mr. Seitz currently serves as a director of PCCW Limited, which is a United States public reporting company. On November 18, 2008, Mr. Seitz announced his intention to resign from the Board of Directors, effective December 31, 2008.
     On June 18, 2008, pursuant to the Settlement, William E. Aziz, Brent D. Baird, Albrecht W. A. Bellstedt, Peter J. Dey, Edward C. Hannah and G. Wesley Voorheis resigned from the Company’s Board of Directors. On June 20, 2008, the Board reduced its size to seven directors and elected Mr. Dey and Robert B. Poile to the Board.
CORPORATE GOVERNANCE
The Board of Directors and its Committees
     During fiscal year 2007, the Board of Directors held 11 meetings. Each incumbent director attended at least 75%, in the aggregate, of the meetings of the Board of Directors and the committees of which he was a member during the period in fiscal year 2007 in which he served on the Board of Directors and such committees. The Chairman of the Board of Directors presides at all meetings of the Board of Directors. At the 2008 Annual Meeting of Stockholders, held on June 17, 2008, all members of the Board of Directors then elected were in attendance.

     The Board of Directors has categorical standards of director independence and at least annually makes a determination as to the independence of each director, taking into consideration these standards and such other factors as the Board of Directors deems relevant. The Board of Directors determined that Messrs. Paris and Freidheim were not independent directors. All other directors were determined to be independent by the Board of Directors.
     The table below provides the membership information for the current standing committees of the Board of Directors, as well as meeting information for such committees for fiscal year 2007.

Nominating and
Name	Audit		Compensation		Governance
Herbert A. Denton	X		X	(C)
Peter J. Dey			X		X	(C)
Cyrus F. Freidheim, Jr.
Gordon A. Paris
Robert B. Poile	X
Graham W. Savage	X	(FE)(C)
Raymond G. H. Seitz					X
Meetings held in fiscal year 2007	9		5		4

(C)	Chairman of the committee

(FE)	Audit Committee Financial Expert
     The Audit Committee acts under a written charter (the “Audit Committee Charter”). The Audit Committee Charter may be viewed online on the Company’s website at www.thesuntimesgroup.com under “Corporate Governance” in the “About the Company” section. The Audit Committee Charter is available in print to any stockholder who requests it. The members of the Audit Committee satisfy the independence requirements of the NYSE rules. The principal functions of the Audit Committee are to:
     (i) exercise oversight of (a) the accounting and financial reporting processes of the Company, including the integrity of the financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, (d) the audit of the Company’s financial statements, and (e) the performance of the Company’s internal audit function and independent registered public accounting firm;
     (ii) select, evaluate, compensate and where appropriate, recommend replacement of the independent registered public accounting firm, and oversee the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company;
     (iii) review in advance and grant any appropriate pre-approvals of all auditing services to be provided by the independent registered public accounting firm and all non-audit services to be provided by the independent registered public accounting firm, as permitted by applicable rules and regulations, and in connection therewith to approve all fees and other terms of engagement;
     (iv) review and approve disclosures required to be included in the Securities and Exchange Commission (the “SEC”) periodic reports filed under the Exchange Act; and
     (v) review the performance of the independent registered public accounting firm and the internal auditors on at least an annual basis.
     The Compensation Committee acts under a written charter (the “Compensation Committee Charter”), which may be viewed online on the Company’s website at www.thesuntimesgroup.com under “Corporate Governance” in the “About the Company” section. The Compensation Committee Charter is available in print to any stockholder who requests it. The members of the Compensation Committee satisfy the independence requirements of the NYSE rules. The responsibilities and duties of the Compensation Committee are to:
     (i) review from time to time and approve the overall compensation policies of the Company applicable to the Company’s executive officers;
     (ii) review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer of the Company, evaluate the performance of the Chief Executive Officer in light of these goals and objectives, and set the compensation of the Chief Executive Officer based on the Compensation Committee’s evaluation and competitive compensation market data;
     (iii) review and approve the compensation levels for the executive officers of the Company other than the Chief Executive Officer;
     (iv) review, approve, administer and annually evaluate the Company’s compensation plans, equity-based plans and benefit plans or programs for executive officers and such other officers as the Compensation Committee deems appropriate, as well as establish individual targets and ranges under such plans or programs;
     (v) review and approve equity-based grants to the Company’s executive officers and others; and
     (vi) review, approve and at least annually evaluate the compensation and benefits for the Company’s non-employee directors.
     The Nominating and Governance Committee acts under a written charter, which may be viewed online on the Company’s website at www.thesuntimesgroup.com under “Corporate Governance” in the “About the Company” section. The charter is also available in print to any stockholder who requests it. The members of the Nominating and Governance Committee satisfy the independence requirements of the NYSE rules. The principal functions of the Nominating and Governance Committee are to:
     (i) identify individuals qualified to become Board members;
     (ii) recommend the Board member nominees for the next annual meeting of stockholders;

     (iii) develop and recommend to the Board from time to time Corporate Governance Guidelines and a Code of Business Conduct & Ethics applicable to the Company; and
     (iv) develop and recommend to the Board a management succession plan, including, at a minimum, policies and principles for the selection and performance review, as well as policies for succession, of the Chief Executive Officer.
     When the Board of Directors decides to recruit a new member it seeks candidates who, ideally, meet all of its standards of director independence, and who are or were, senior executives or directors of large companies or who have significant backgrounds in media, publishing, printing or distribution activities that are related to the Company’s business. The Board of Directors will consider such candidates provided he or she possesses the following personal characteristics:
     (i) high ethical standards and integrity in their personal and professional dealings;
     (ii) a willingness to be accountable for their decisions as a member of the Board of Directors;
     (iii) the ability to provide wise and thoughtful counsel on a broad range of issues;
     (iv) a desire to interact with other members of the Board of Directors in a manner which encourages responsible, open, challenging and inspired discussion;
     (v) a history of achievements which reflects high standards for themselves and others;
     (vi) commitment to, and enthusiasm about, their performance for the Company as a member of the Board of Directors, both in absolute terms and relative to their peers; and
     (vii) the courage to express views openly, even in the face of opposition.
     The Nominating and Governance Committee does not have a specific policy with respect to the consideration of any director candidates recommended by stockholders. The current Board of Directors and the Nominating and Governance Committee do not believe that such a policy is necessary as the Nominating and Governance Committee considers all reasonable recommendations for director candidates regardless of their source. Directors recommended by stockholders are considered using the same criteria as the Nominating and Governance Committee uses for other candidates.
     The Board of Directors meets in executive session at regularly scheduled intervals, allowing non-management members of the Board of Directors (i.e., members who are not executive officers of the Company, but who do not otherwise have to qualify as “independent” members of the Board of Directors) to meet without management participation. Mr. Seitz, as Chairman of the Board of Directors, presides at the regularly scheduled executive sessions of the non-management directors. Interested parties may communicate directly with the presiding director of the non-management directors or with the non-management directors as a group by addressing such communications to the presiding director, and submitting the communication through the Company’s outside counsel as set forth below under “Miscellaneous”. In addition, at least annually, all independent members of the Board of Directors meet in executive session if at least one non-management member of the Board is not deemed independent by the Board of Directors.

EXECUTIVE OFFICERS
Executive Officers of the Company
     The name, age and position held of each of the current executive officers of the Company are set forth below.

Name and Age	Position(s) with the Company
Cyrus F. Freidheim, Jr., 73	President and Chief Executive Officer, Director
David C. Martin, 52	Senior Vice President and Chief Financial Officer
Thomas L. Kram, 49	Controller and Chief Accounting Officer
James D. McDonough, 50	Senior Vice President, General Counsel and Secretary
Blair Richard Surkamer, 56	Executive Vice President and Chief Operating Officer
     The name, principal occupation, business experience and tenure as an executive officer of the Company is set forth below. Unless otherwise indicated, all principal occupations have been held for more than five years.
     Cyrus F. Freidheim, Jr., President and Chief Executive Officer. See “Current Directors of Sun-Times” above for relevant information with respect to Mr. Freidheim.
     David C. Martin, Senior Vice President and Chief Financial Officer. Mr. Martin was named Senior Vice President, Finance, effective November 25, 2008. Mr. Martin was most recently Vice President, Financial Planning for the Company since September 2008 and was Director of Financial Planning for the Company from April 2006 to September 2008. From June 2005 to April 2006, Mr. Martin was a principal of Fulcrum CFO Services, a financial consulting firm. Mr. Martin was Chief Financial Officer of Mid-America Overseas, Inc., a logistic services company, from October 2003 to June 2005.
     Thomas L. Kram, Corporate Controller and Chief Accounting Officer. Mr. Kram joined the Company in July 2004 as Corporate Controller. Mr. Kram was formerly Vice President, Controller of Budget Group, Inc. from July 1997 through December 2003.
     James D. McDonough, Senior Vice President, General Counsel and Secretary. Mr. McDonough joined the company in January 2005 as Assistant General Counsel and Chief Counsel of the company’s Chicago

Group, which includes the Chicago Sun-Times. He became the Vice President, General Counsel and Secretary of the Company on December 29, 2006. Before joining the Company, Mr. McDonough was a partner in the law firm of Gardner Carton & Douglas LLP in Chicago, where he acted as outside counsel to the Audit Committee of the Company.
     Blair Richard Surkamer, Executive Vice President and Chief Operating Officer. Mr. Surkamer has served as the Chief Operating Officer of the Sun-Times News Group since October 2007. Mr. Surkamer joined the Company in January 2007 as Vice President of Operations. Prior to joining the Sun-Times News Group, from 2003 to 2007, Mr. Surkamer was President and Chief Operating Officer of Rollex Corp., a manufacturer and distributor of building products based in Elk Grove Village, Illinois, and from 2002 to 2003, Mr. Surkamer was President of Graymills Corporation, a manufacturer of print, packaging and industrial fluid power products based in Chicago. Mr. Surkamer worked for the Chicago Tribune from 1986 to 1997 in a variety of capacities, including as Director of Manufacturing and Distribution, Director of Metro Circulation and Production Director.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
     The following table sets forth, as of October 31, 2008, unless otherwise indicated, certain information regarding those persons or entities known to hold more than 5% of the outstanding shares of Class A Common Stock and ownership of Class A Common Stock by the named executive officers, the current directors and all current directors and executive officers as a group. The beneficial ownership information of each of these persons or entities is based upon, where applicable, filings with the SEC as noted in the footnotes to the table.

	Number of
	Shares
	Beneficially	Percentage of
Name and Address	Owned(1)	Class(2)
Hollinger Inc. and affiliates(3) 10 Toronto Street Toronto, Ontario M5C 2B7 Canada	17,271,923	21.0

Polar Securities Inc.(4) 372 Bay Street, 21st Floor Toronto, Ontario M5H 2W9 Canada	8,768,163	10.7

K Capital Partners, LLC(5) 75 Park Plaza Boston, MA 02116	8,621,312	10.5

Davidson Kempner Partners(6) 65 East 55th Street, 19th Floor New York, NY 10022	4,858,073	5.9

William G. Barker III	23,504	*

	Number of
	Shares
	Beneficially	Percentage of
Name and Address	Owned(1)	Class(2)
John D. Cruickshank	29,816		*

Herbert A. Denton(7)	92,253		*

Peter J. Dey	50,823		*

Cyrus F. Freidheim, Jr.	600,543		*

Thomas L. Kram	45,715		*

David C. Martin	32,037		*

John J. Martin	—	—

James D. McDonough	105,961		*

Gordon A. Paris	285,809		*

Robert B. Poile(4)	62,492		*

Graham W. Savage	64,341		*

Raymond G.H. Seitz	191,465		*

Gregory A. Stoklosa	15,601		*

Blair Richard Surkamer	57,709		*

All current directors and executive officers as a group (11 persons)(8)	1,589,148	1.9

*	An asterisk (*) indicates less than one percent.

(1)	Includes 429,268 shares currently issuable pursuant to DSUs as follows: Mr. Denton 55,753 shares; Mr. Dey 50,823 shares; Mr. Freidheim 7,277 shares; Mr. Paris 56,516 shares; Mr. Poile 2,913; Mr. Savage 64,341 shares; and Mr. Seitz 191,465 shares. Also includes 150,000 shares of restricted stock owned by Mr. Freidheim as to which restrictions will lapse within 60 days and 128,788 shares issuable within 60 days pursuant to DSUs owned by Mr. Freidheim.

(2)	Based on 82,312,709 shares of Class A Common Stock outstanding as of October 31, 2008.

(3)	As reported in Schedule 13D filed with the SEC on June 19, 2008.

(4)	As reported in Schedule 13D filed with the SEC on July 30, 2008. Polar Securities has shared power to dispose or direct the disposition and to vote or to direct the voting of all such shares. Mr. Poile is Lead Portfolio Strategist for South Pole Capital, an affiliate of Polar Securities Inc. Mr. Poile disclaims beneficial ownership of the shares owned by Polar Securities Inc.

(5)	As reported in Schedule 13D filed with the SEC on November 10, 2008.

(6)	As reported in Schedule 13D filed with the SEC on November 20, 2008.

(7)	Includes 36,500 shares of Class A Common Stock held by Providence Recovery Partners, L.P., of which Mr. Denton is the Managing Partner.

(8)	The current directors and executive officers as a group (11 persons) are the beneficial owners of 1,589,148 shares of Class A Common Stock (which includes 707,481 owned shares, 731,667 shares issuable within 60 days pursuant to DSUs and 150,000 shares of restricted stock as to which restrictions will lapse within 60 days). Certain former directors and officers may still hold Retractable Common Shares of Hollinger Inc. (“Retractable Shares”) (discussed below), which are exchangeable at the option of Hollinger Inc. for shares of the Company’s Class A Common Stock. The Company is currently unable to determine the exact amount of Retractable Shares currently held by current and former directors and officers, but it is believed that Ravelston and certain direct and indirect subsidiaries hold 78.3% of the outstanding Retractable Shares. Messrs. Cruickshank, John Martin and Stoklosa served as executive officers of the Company during 2007 but their employment with the Company was terminated prior to the date hereof. Mr. Barker served as an executive officer of the Company during 2007 and 2008 but his employment with the Company was terminated prior to the date hereof. Accordingly, because this line item reflects the beneficial ownership of our current directors and executive officers, the beneficial ownership of Messrs. Barker, Cruickshank, John Martin and Stoklosa is not included herein.
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Compensation Discussion and Analysis

Our Compensation Discussion and Analysis addresses the following topics:

•	our compensation-setting process;

•	our compensation philosophy and policies regarding executive compensation;

•	the components of our executive compensation program; and

•	our compensation decisions for fiscal year 2007.

In this “Compensation Discussion and Analysis” section, the terms, “we,” “our,” “us,” and the “Committee” refer to the Compensation Committee of Sun-Times Media Group, Inc.’s Board of Directors. During 2007, the Compensation Committee consisted of John F. Bard and John M. O’Brien from January 1 to March 28, Messrs. Bard and O’Brien and Herbert A. Denton from March 28 to August 1, Mr. Denton from August 1 to October 15 and Mr. Denton and Peter Dey from October 15 through December 31.

The Compensation-Setting Process

A Year-Round Process

Although many compensation decisions are made in the first quarter of the fiscal year, our compensation planning process, including evaluation of management performance and consideration of the business environment, is a year-round process. Compensation decisions are designed to promote our fundamental business objectives and strategy.

Management’s Role in the Compensation-Setting Process

The Company’s Chief Executive Officer and Vice President of Human Resources play a significant role in the compensation-setting process, other than for the Chief Executive Officer. The most significant aspects of their role are:

•	designing and recommending compensation plans;

•	recommending business performance and individual targets and goals;

•	evaluating employee performance; and

•	recommending salary and bonus levels and long-term incentive awards.

The Chief Executive Officer also works with the Compensation Committee Chair in establishing the agenda for Committee meetings and participates in Committee meetings at the Committee’s request to provide compensation recommendations as to senior executive officers (other than himself).

Compensation Consultants

The Compensation Committee Charter grants the Compensation Committee the sole authority to retain and terminate compensation consultants and approve their fees and other retention terms. These consultants report directly to the Compensation Committee. In 2007, the Compensation Committee used the services of Deloitte Consulting LLP to review the compensation practices of other companies and to make recommendations to the Committee regarding the level and structure of compensation for the Company’s named executive officers and other members of senior management.

Annual Evaluation

We meet each year to evaluate the performance of the named executive officers, to determine their bonuses for the prior year, to establish their performance objectives for the bonus program for the current year, to set their base salaries for the current year, and to consider and approve any grants to them of cash or equity incentive compensation under our 1999 Stock Incentive Plan, Long-Term Incentive Plan (LTIP) and Executive Cash Incentive Plan, and to address any other matters that require the attention of the Committee. The Compensation Committee held a total of five meetings and acted by unanimous written consent once during 2007.

Performance Objectives

Our process typically begins with establishing individual and corporate performance objectives for senior executive officers in the first quarter of each fiscal year. Corporate performance objectives typically are established on the basis of the Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) performance of the Company or of specific business units within the Company. Long-term corporate performance objectives have, at times, also been established on the basis of total stockholder return.

Competitive Compensation Practices

We use information regarding pay practices at other comparable companies to help us establish the named executive officers’ compensation levels because we recognize that our compensation opportunities must be reasonable and competitive in the marketplace. Accordingly, we review compensation levels for our named executive officers from time to time against compensation ranges and averages for comparable positions using media industry survey information provided by our compensation consultants.

Total Compensation Opportunities

In addition to the performance objectives, we establish total compensation opportunities for each of the senior executive officers. In making these determinations, we apply the compensation philosophy described below and also consider historical compensation levels, competitive pay practices at other media industry companies, and the relative compensation levels among the Company’s senior executive officers. We also consider industry conditions, corporate performance and the overall effectiveness of our compensation program in achieving desired performance levels.

Performance-Based Pay

As targeted total compensation opportunities are determined, we also determine the portion of total compensation that will be in the form of contingent, performance-based pay. Performance-based pay generally includes annual cash bonuses for achievement of specified corporate and individual performance objectives and long-term incentive compensation that may include a cash component as well as an equity component, the value of which is dependent upon stock price performance.

Compensation Philosophy

Our compensation philosophy is intended to align the interests of management with those of the Company’s stockholders. The following principles influence and guide our compensation decisions:

Focus on Results and Strategic Objectives

Our compensation analysis begins with an examination of the Company’s business plan and strategic objectives. We intend that our compensation decisions will attract and retain leaders and reward them for achieving the Company’s business goals and strategic objectives.

Emphasis on Performance-Based Compensation

Our compensation philosophy is based upon the belief that pay for executive officers should be directly linked to performance. Accordingly, a substantial portion of executive officer compensation is typically contingent on, and varies with, achievement of corporate and individual performance objectives. The Compensation Committee may also determine that under certain circumstances, such as the hiring of new executive officers, alternative arrangements, such as sign-on and guaranteed bonuses, may be warranted.

Compensation and Performance-Based Pay Should Reflect Position and Responsibility

Total compensation and accountability should generally increase with position and responsibility. Consistent with this philosophy:

•	Total compensation opportunity is higher for individuals with greater responsibility and greater ability to influence the Company’s achievement of targeted results and strategic objectives.

•	As position and responsibility increase, a greater portion of the executive officer’s total compensation opportunity is performance-based.

•	Long-term incentive compensation opportunity, including equity-based compensation, is higher for persons with higher levels of responsibility, making a significant portion of their total compensation opportunity dependent on long-term stock price appreciation and total stockholder return.

Compensation Decisions Should Promote the Interests of Stockholders

Compensation should focus senior management on achieving strong short-term (annual) performance in a manner that supports the Company’s long-term success and profitability. The bonus program creates an incentive for meeting annual performance targets while awards of long-term incentive compensation encourage the achievement of objectives over a longer-term performance cycle.

Compensation Should be Reasonable and Responsible

It is essential that the Company’s overall compensation opportunities be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, we believe that compensation should be set at responsible levels.

Compensation Disclosures Should be Clear and Complete

We believe that all aspects of executive compensation should be clearly, comprehensibly and promptly disclosed. We believe that compensation disclosures should provide all of the information necessary to permit stockholders to understand our compensation philosophy, our compensation-setting process and how, and how much, our executives are paid.

Elements of Executive Compensation

Base Salary

Base pay is a critical element of executive compensation because it enables the Company to recruit and retain key executives. In determining base salaries, we consider the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices for executives in comparable positions at other media industry companies, internal pay equity and the tax deductibility of base salary.

Finally, for our most senior executives, we establish base salaries at a level so that a significant portion of the total compensation opportunity that such executives can earn is directly linked to performance.

Annual Bonus Program

Annual Bonuses are designed to provide incentives for achieving short-term (i.e., annual) financial operational and individual goals. For 2007, the Company’s Annual Bonus Program provided William G. Barker, III, the Company’s Senior Vice President and Chief Financial Officer, James D. McDonough, the Company’s Vice President, General Counsel and Secretary and John D. Cruickshank, the former Chief Operating Officer of the Sun-Times News Group, an opportunity to earn an annual cash bonus for achieving specified, pre-established performance-based goals. As discussed in more detail below under “— Our Compensation Decisions,” performance goals are tied to measures of operating performance and individual goals. In addition, Cyrus F. Freidheim, Jr., the Company’s President and Chief Executive Officer, was eligible to earn an annual bonus for 2007 under his previously-agreed-to compensation arrangement. See “— Employment Agreements — Terms of Freidheim Arrangement.” Blair Richard Surkamer, the Chief Operating Officer of the Sun-Times News Group, and John J. Martin, the Company’s former Vice President of Advertising, were each paid a guaranteed bonus of $189,062 for 2007 under their respective compensation arrangements with the Company. See “— Employment Agreements — Terms of Surkamer Arrangement” and “— Terms of Martin Arrangement.” Gregory A. Stoklosa, the Company’s former Vice President and Chief Financial Officer whose employment with the Company terminated on March 16, 2007, was not eligible for an annual bonus in 2007.

Long-Term Incentives

We believe that long-term incentive compensation is the most effective means of creating a long-term alignment of the compensation provided to officers and other key management personnel with gains realized by the Company’s stockholders. In determining the long-term incentive opportunity to be granted to senior executive officers, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the individual’s historic and recent performance, the value of the grants in relation to other elements of total compensation and competitive compensation practices. Pursuant to the terms of the LTIP, certain executive officers of the Company may receive awards of deferred stock units (DSUs) granted under the Company’s 1999 Stock Incentive Plan or any successor thereto with such terms as may be established by the Compensation Committee and set forth in a Deferred Stock Unit award agreement. Each DSU entitles the grantee to one share of the Company’s Class A common stock on the vesting date of the DSU. The DSUs that the Company grants are either time-vesting or performance-vesting DSUs. Currently outstanding time-vesting DSUs vest 33 1/3% on each of the first through third anniversaries of the date of approval of the grant by the Compensation Committee. Currently outstanding performance vesting DSUs vest at either threshold, target or maximum levels based on Sun-Times News Group cumulative EBITDA for a two-year measurement period and individual two-year goals for each participant such that if the EBITDA target and individual goals are met, one-half of the DSUs will vest in the first quarter of the first year after the measurement period and the other half will vest in the first quarter of the second year after the measurement period. Vesting of all DSUs accelerates upon a grantee’s termination of employment by reason of death, permanent disability or retirement. Vesting of all DSUs also accelerates upon a change of control.

Pursuant to the terms of the LTIP, certain executive officers of the Company may also be eligible to receive a cash-based incentive award (the “Cash Incentive Award”). The Company granted Cash Incentive Awards in 2005 to Mr. Cruickshank (which he forfeited upon the termination of his employment with the Company on October 3, 2007), to Mr. Stoklosa (under which no payments were made because as of the date of termination of Mr. Stoklosa’s employment with the Company on March 16, 2007, the threshold target for his Cash Incentive Award had not been met) and to other executive officers of the Company whose employment with the Company terminated in 2006, with performance to be measured for the three-year period ending on December 9, 2008. No other named executive officer received a Cash Incentive Award in 2005 and no additional Cash Incentive Awards were granted in 2006 or 2007. Receipt of the Cash Incentive Award by a participating officer is subject to the Company’s achievement of a pre-established performance measure over the three-year performance period for each award. This performance measure is based upon the total stockholder return on the Company’s Class A common stock for the three-year performance period as compared to the return of the S&P 1000 (the “Index”) for the same period. The Company’s return has to be at or above the 50th percentile of all of the companies in the Index for an officer to earn any payout of the Cash Incentive Award, and in such case the payout will be 50% at the 50th percentile, 100% at the 60th percentile, 200% at the 75th percentile and 250% at the 90th percentile, with the percentages determined on a ratable basis in between those levels. In the event of a change of control of the Company, payment of the Cash Incentive Award is accelerated to, and based on performance as of, the closing date of the change of control.

Additional Benefits

Executive officers participate in employee benefit plans generally available to all employees on the same terms as similarly situated employees, including health insurance, group life and long-term disability insurance and participation in the Company’s 401(k) plan, which in 2007 included a discretionary Company profit sharing contribution equal to 2.0% of each participant’s W-2 compensation, up to the maximum amount allowed by law. We believe these benefits are a useful part of an overall compensation package. See “— Employment Agreements.”

Our Compensation Decisions

This section of the Compensation Discussion and Analysis describes the compensation decisions that we made with respect to the named executive officers for 2007. William G. Barker, III, the Company’s Senior Vice President and Chief Financial Officer, Blair Richard Surkamer, the Chief Operating Officer of the Sun-Times News Group, and John J. Martin, the Company’s former Vice President of Advertising, commenced employment with the Company on February 19, February 12 and January 22, 2007, respectively. The employment of Gregory A. Stoklosa, the Company’s former Vice President and Chief Financial Officer, and John D. Cruickshank, the former Chief Operating Officer of the Sun-Times News Group, terminated on March 16 and October 3, 2007, respectively.

Chief Executive Officer

On November 14, 2006, the Board of Directors appointed Mr. Freidheim as the Company’s President and Chief Executive Officer. In connection with Mr. Freidheim’s appointment, the Committee agreed to a compensation arrangement for Mr. Freidheim, reflected in a term sheet. Mr. Freidheim’s compensation arrangement was approved by the Compensation Committee following a review of competitive compensation opportunities for the chief executive officers of comparably-sized media and publishing companies provided by the Committee’s compensation consultant. The Compensation Committee determined that the level of Mr. Freidheim’s total compensation opportunity was important to the Company’s efforts to recruit and retain Mr. Freidheim. The Committee designed Mr. Freidheim’s overall compensation package to include equity components that would provide appropriate incentives linking Mr. Freidheim’s compensation to both the Company’s operating results and its future stock price performance. The Committee determined that EBITDA would be an appropriate measure of the Company’s operating performance because it is a key driver of stockholder value.

Mr. Freidheim’s compensation arrangement includes the following elements: (a) an annual base salary of $680,000; (b) an annual bonus for 2007 (with a target bonus of 100% of base salary and a maximum bonus of 200% of base salary) based on performance against Sun-Times News Group EBITDA-based targets, payable 50% in cash and 50% in shares of the Company’s Class A common stock, with the number of shares to be determined based on the closing price of a share of the Company’s Class A common stock on November 14, 2006 ($5.53); (c) a pro-rata target bonus for 2006 of $87,561; (d) a grant of 100,000 shares of restricted stock that vest 50% on November 15, 2007 and 50% on November 15, 2008, subject to continued employment as Chief Executive Officer on the applicable date; and (e) a grant of a “stock opportunity award” pursuant to which Mr. Freidheim will be eligible to earn (i) 50,000 shares of the Company’s Class A common stock if the average daily closing price of a share of the Company’s Class A common stock over any consecutive four-month period exceeds $7.00, and an additional 50,000 shares of the Company’s Class A common stock if the average daily closing price of a share of the Company’s Class A common stock over any consecutive four-month period exceeds $8.00, $9.00 and $10.00, respectively (so that a maximum of 200,000 shares of the Company’s Class A common stock may be earned under this portion of the stock opportunity award) and (ii) 50,000 shares (at threshold), 100,000 shares (at target) or 200,000 shares (at maximum), based one-half on performance against Sun-Times News Group cumulative EBITDA targets for 2007 and 2008, and one-half on the Compensation Committee’s evaluation of Mr. Freidheim’s performance against other long-term corporate objectives for Mr. Freidheim including, but not limited to, the Company’s financial strength, organization and management and strategy going forward (so that a maximum of 400,000 shares of the Company’s Class A common stock in the aggregate may be earned under both portions of the stock opportunity award), subject in each case to continued employment as Chief Executive Officer on the applicable date, and provided further that any shares earned under the stock opportunity award may not be sold, transferred or otherwise disposed of by Mr. Freidheim so long as he remains Chief Executive Officer of the Company (except to pay taxes incurred in connection with earning such shares). No shares will be earned under the EBITDA portion of the stock opportunity award described in clause (ii) above if the cumulative EBITDA targets for 2007 and 2008 are not met. This arrangement was approved by the independent members of the Company’s Board of Directors.

In December 2007, the Compensation Committee determined that, while the EBITDA targets for payment of the 2007 annual bonus described in clause (b) of the preceding paragraph were not met, bonus awards are an important part of overall compensation and therefore important to the Company’s ability to retain key management employees. Accordingly, the Committee awarded a bonus to Mr. Freidheim consisting of 150,000 shares of restricted stock, which vest one year from the date of grant, subject to his continued employment on such date. In December 2007, the Compensation Committee also approved 2008 LTIP awards of time-vesting DSUs to the current named executive officers, including a grant of 386,364 time-vesting DSUs to Mr. Freidheim, which vest 33 1/3% on each of the first through third anniversaries of the grant date.

Base Salary for Named Executive Officers Other Than Mr. Freidheim

We determine base salaries based upon individual performance, responsibility level and competitive pay levels at other comparable companies. In setting these base salaries, we considered:

•	the compensation philosophy and guiding principles described above;

•	the experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership at the Company;

•	all of the components of executive compensation, including base salary, incentive compensation under the annual bonus plan, long-term incentive compensation and benefits;

•	the mix of performance-based pay to total compensation; and

•	the base salary paid to executive officers in comparable positions at other media industry companies.

The following table sets forth the base salaries of the named executive officers (other than Mr. Freidheim) for 2007 and the percentage change, if applicable, from 2006. The Chief Executive Officer recommended to the Compensation Committee that the named executive officers’ base salaries not be increased from 2006 to 2007, except to recognize significant promotions.

		2007	Percentage
		Annual Base	Increase
Name	Title	Salary	From 2006

William G. Barker, III(1)	Senior Vice President and Chief Financial Officer	$310,000	N/A

Gregory A. Stoklosa(2)	Former Chief Financial Officer	$400,000	0%

Blair Richard Surkamer(3)	Chief Operating Officer-Sun-Times News Group	$316,250	N/A

James D. McDonough(4)	Vice President, General Counsel and Secretary	$275,000	22%

John J. Martin(5)	Former Vice President of Advertising	$275,000	N/A

John D. Cruickshank(6)	Former Chief Operating Officer-Sun-Times News Group	$400,000	0%

(1)	Mr. Barker commenced employment with the Company as Senior Vice President, Finance on February 19, 2007 and became Chief Financial Officer on March 16, 2007.

(2)	Mr. Stoklosa ceased to be Vice President and Chief Financial Officer of the Company on February 16, 2007 and his employment with the Company terminated on March 16, 2007.

(3)	Mr. Surkamer commenced employment with the Company as Vice President of Operations on February 12, 2007 and became Chief Operating Officer-Sun-Times News Group on October 1, 2007. On October 8, 2007, Mr. Surkamer’s base salary was increased from $275,000 to $316,250 in recognition of his promotion to Chief Operating Officer-Sun-Times News Group.

(4)	Effective December 29, 2006, Mr. McDonough’s base salary was increased to $275,000 in recognition of his promotion to Vice President, General Counsel and Secretary.

(5)	Mr. Martin commenced employment with the Company on January 22, 2007 and became Vice President of Advertising on June 12, 2007. Mr. Martin’s employment with the Company terminated on January 3, 2008.

(6)	Mr. Cruickshank’s employment with the Company terminated on October 3, 2007.

Annual Bonus

For 2007, as discussed above, Mr. Freidheim received a bonus of 150,000 shares of restricted stock and Messrs. Surkamer and Martin, as partial inducement for their acceptance of employment with the Company, each received a guaranteed cash bonus of $189,062 under their respective compensation arrangements with the Company. Mr. Stoklosa, whose employment with the Company terminated in March 2007, was not eligible to receive a bonus for 2007. The Company’s Annual Bonus Program provided Messrs. Barker, McDonough and Cruickshank an opportunity to earn an annual cash bonus for achieving specified, performance-based goals established for the year. In 2007, the Compensation Committee, established a bonus pool to be funded in the aggregate with 15% of 2007 Sun-Times News Group EBITDA, structured in order to maximize deductibility under Internal Revenue Code Section 162(m). The Compensation Committee also established performance objectives for Messrs. Barker and Cruickshank based 70% on targeted levels of Sun-Times News Group EBITDA and 30% on individual goals that are related to the achievement of specific objectives that improve a business process or further the Company’s long-term objectives. The Compensation Committee established performance objectives for Mr. McDonough based 60% on targeted levels of Sun-Times News Group EBITDA and 40% on individual goals. These performance objectives provided Messrs. Barker and Cruickshank with the opportunity to earn a cash bonus of 18.75% of their base salary (at threshold), 75% of their base salary (at target) and 150% of their base salary (at maximum) if the performance objectives were met, and provided Mr. McDonough with the opportunity to earn a cash bonus of 12.5% of his base salary (at threshold), 50% of his base salary (at target) and 100% of his base salary (at maximum) if the performance objectives were met. Because the threshold Sun-Times News Group 2007 EBITDA target of $25.0 million was not met, no cash bonuses were paid to Mr. Barker or Mr. McDonough under the Annual Bonus Program. In December 2007, the Compensation

Committee determined that, while the threshold EBITDA target for payment of the 2007 cash bonuses under the Annual Bonus Program described above was not met, bonus awards are an important part of overall compensation and therefore important to the Company’s ability to retain key management employees. Accordingly, in December 2007 on the recommendation of the Chief Executive Officer, the Compensation Committee awarded a bonus to each of Messrs. Barker and McDonough consisting of 50,000 DSUs, which vest one year from the date of grant, subject to continued employment on such date. Because the employment of Mr. Cruickshank terminated prior to the payment of 2007 bonuses, he was not awarded a bonus for 2007.

Long-Term Incentive Plan

In February 2007, the Compensation Committee approved 2007 LTIP awards, which were granted in December 2007. On the recommendation of the Chief Executive Officer, the Committee determined that, unlike certain prior years, the 2007 LTIP awards would be entirely equity-based (in the form of DSUs), rather than containing a cash component, and would be one-half time-vesting and one-half performance vesting. This change was intended to further enhance the link between Company performance and executive compensation and to foster increased equity ownership on the part of senior management. Time-vesting DSUs vest 33 1/3% on each of the first through third anniversaries of the grant date, and performance vesting DSUs vest at either threshold, target or maximum levels based on Sun-Times News Group cumulative EBITDA for 2007 and 2008 and individual two-year goals for each participant such that if the EBITDA target and individual goals are met, one-half of the DSU will vest in the first quarter of 2009 and the other half will vest in the first quarter of 2010. The Committee approved the granting of DSUs to Messrs. Barker and Surkamer representing 75% of each of their 2007 base salaries and the granting of DSUs to Mr. McDonough representing 50% of his 2007 base salary. As a result, under the 2007 LTIP Mr. Barker received 26,124 time-vesting DSUs and 26,124 performance-vesting DSUs, Mr. Surkamer received 23,174 time-vesting DSUs and 23,174 performance-vesting DSUs and Mr. McDonough received 15,449 time-vesting DSUs and 15,449 performance-vesting DSUs.

In December 2007, the Compensation Committee approved 2008 LTIP awards of time-vesting DSUs, which vest 33 1/3% on each of the first through third anniversaries of the grant date. The Committee approved the granting of DSUs to Mr. Freidheim representing 75% of his 2008 base salary and the granting of DSUs to Messrs. Barker, Surkamer and McDonough representing 37.5% of each of their 2008 base salaries. As a result, in December 2007 under the 2008 LTIP, Mr. Freidheim received 386,364 time-vesting DSUs, Mr. Barker received 88,068 time-vesting DSUs, Mr. Surkamer received 89,844 time-vesting DSUs and Mr. McDonough received 78,125 time-vesting DSUs.

There were no Cash Incentive Awards or stock option awards made under the LTIP or the 1999 Stock Incentive Plan during fiscal year 2007.

Reasonableness of Compensation

After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation is reasonable and appropriate.

Compensation Policies

The Tax Deductibility of Compensation Should be Maximized Where Appropriate

The Company generally seeks to maximize the deductibility for tax purposes of all elements of compensation. Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 paid to the Company’s Chief Executive Officer and each of its three other most highly compensated executive officers (other than the Chief Financial Officer), unless such payments are “performance-based” in accordance with the regulations promulgated under Section 162(m) of the Code. We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in the best interests of the Company.

Financial Restatement

It is the Board of Directors’ Policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where deemed appropriate by the Compensation Committee, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Proxy Statement relating to the Company’s 2008 Annual Meeting of Stockholders.

Submitted by:

Herbert A. Denton, Chairman
Peter Dey
Members of the Compensation Committee

Summary Compensation Table for Named Executive Officers

The following table sets forth compensation information for the fiscal year ended December 31, 2007 for (i) the person who served during 2007 as the Company’s Chief Executive Officer, (ii) the persons who served during 2007 as the Company’s Chief Financial Officer, (iii) the three other most highly compensated executive officers of the Company who served in such capacities on December 31, 2007, and (iv) one former executive officer of the Company who would have been described in clause (iii) except that his employment terminated prior to December 31, 2007 (collectively, the “named executive officers”).

									Non-Equity
									Incentive
					Stock		Option		Plan	All other
		Salary	Bonus		Awards		Awards		Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)		($)(1)		($)		($)	($)		($)

Cyrus F. Freidheim, Jr.(2),	2007	$680,000	—		$608,879	(3)	—		—	$12,079	(4)	$1,300,958
President and Chief Executive	2006	$163,561	$87,561		$121,189	(3)	—		—	—		$372,311
Officer
William G. Barker, III(5),	2007	$268,384	$100,000	(6)	$8,050		—		—	—		$376,434
Senior Vice President and Chief Financial Officer
Gregory A. Stoklosa(7),	2007	$113,846	—		—		—		—	$1,291,939	(8)	$1,405,785
Former Vice President and Chief	2006	$400,000	—		$240,750	(9)	—		—	$19,691	(10)	$660,441
Financial Officer
Blair Richard Surkamer(11),	2007	$252,962	$319,062	(12)	$5,131		—		—	—		$577,155
Chief Operating Officer-Sun Times News Group
James D. McDonough,	2007	$275,000	—		$76,482		—		—	$9,844	(13)	$361,326
Vice President, General Counsel and Secretary	2006	$225,000	$25,000		$27,694		—		—	$13,090	(13)	$290,784
John J. Martin(14),	2007	$259,178	$214,062	(15)	—		—		—	$27,590	(16)	$500,830
Former Vice President of Advertising
John D. Cruickshank(17),	2007	$326,154	—		$259,896		$3,003	(18)	—	$56,849	(19)	$645,902
Former Chief Operating	2006	$398,462	—		$109,750		$17,312	(18)	$80,000	$32,445	(19)	$637,969
Officer-Sun Times News Group

(1)	The amounts in this column (other than $66,255 in 2006 and $602,010 in 2007 for Mr. Freidheim (as to which see Note (3) to this table below)) reflect the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS No. 123R”) with respect to (i) awards of DSUs granted in 2005, the vesting of which accelerated on August 1, 2007 as a result of a change in control of the Company occasioned by the Company’s controlling stockholder appointing a new majority of the Company’s Board of Directors; and (ii) awards of DSUs granted in 2007. Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2008.

(2)	Mr. Freidheim became President and Chief Executive Officer on November 14, 2006. Prior to that date, Mr. Freidheim received compensation as a director of the Company. Amount shown under “Salary” for 2006 includes $76,000 of cash director fees paid to Mr. Freidheim in 2006 and amount shown under “Stock Awards” for 2006 includes $54,934 in respect of DSUs granted to Mr. Freidheim as a director in 2006.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year in accordance with SFAS No. 123R with respect to (i) awards to Mr. Freidheim in December 2007 of 150,000 shares of restricted Class A common stock and 386,364 DSUs; and (ii) awards to Mr. Freidheim in November 2006 of 7,277 DSUs (including dividend equivalent DSUs) granted to him as a director, 100,000 shares of restricted Class A common stock and a stock opportunity award with respect to up to 400,000 shares of Class A common stock. See “— Our Compensation Decisions — Chief Executive Officer” and “— Employment Agreements — Terms of Freidheim Arrangement” for a detailed description of these 2006 awards. Under SFAS No. 123R, the grant date fair value of the awards of restricted Class A common stock are being expensed ratably over the applicable vesting periods. The grant date fair value of the

200,000-share portion of the stock opportunity award that vests based upon the attainment of specified price levels for the Company’s Class A common stock was estimated for financial statement reporting purposes using a Monte Carlo simulation model and the estimated fair value is being expensed over the median expected vesting periods produced by the Monte Carlo simulation. With respect to the EBITDA Award portion of the stock opportunity award, under SFAS No. 123R, no expense was recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 because the relevant performance targets and objectives had not been established as of December 31, 2006, and no expense was recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 because the Company determined that it was more likely than not that the threshold target for the EBITDA Award would not be met.

(4)	Includes contributions made by the Company under the Company’s 401(k) plan ($4,600) and perquisites that aggregate less than $10,000.

(5)	Mr. Barker commenced employment with the Company as Senior Vice President, Finance on February 19, 2007 and became Chief Financial Officer on March 16, 2007.

(6)	Represents a sign-on bonus.

(7)	Mr. Stoklosa ceased to be Vice President and Chief Financial Officer of the Company on February 16, 2007 and his employment with the Company terminated on March 16, 2007.

(8)	Consists of payments made by the Company to Mr. Stoklosa pursuant to the Stoklosa Agreement. See “— Potential Payments Upon Termination or Change of Control — Named Executive Officers Who Are No Longer Employed With the Company — Mr. Stoklosa.”

(9)	Includes $146,250 recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123R in respect of accelerated vesting of DSUs triggered by the termination of Mr. Stoklosa’s employment with the Company. See “— Potential Payments Upon Termination or Change of Control — Named Executive Officers Who Are No Longer Employed With the Company — Mr. Stoklosa.”

(10)	Includes contributions made by the Company under the Company’s 401(k) plan ($7,875), executive life insurance premiums paid on Mr. Stoklosa’s behalf by the Company ($4,200) and perquisites that aggregate less than $10,000.

(11)	Mr. Surkamer commenced employment with the Company as Vice President of Operations on February 12, 2007 and became Chief Operating Officer-Sun-Times News Group on October 1, 2007.

(12)	Consists of a sign-on bonus ($130,000) and a guaranteed bonus ($189,062).

(13)	For 2007, includes contributions made by the Company under the Company’s 401(k) plan ($4,600), executive life insurance premiums paid on Mr. McDonough’s behalf by the Company ($1,395) and perquisites that aggregate less than $10,000.

(14)	Mr. Martin commenced employment with the Company on January 22, 2007 and became Vice President of Advertising on June 12, 2007. Mr. Martin’s employment with the Company terminated on January 3, 2008.

(15)	Consists of a sign-on bonus ($25,000) and a guaranteed bonus ($189,062).

(16)	Includes a payment made by the Company to Mr. Martin in consideration for a non-competition agreement ($25,000) and perquisites that aggregate less than $10,000.

(17)	Mr. Cruickshank’s employment with the Company terminated on October 3, 2007.

(18)	Reflects the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year in accordance with SFAS No. 123R with respect to options to acquire shares of Class A common stock awarded to Mr. Cruickshank pursuant to the Company’s 1999 Stock Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2008.

(19)	For 2007, includes accrued vacation paid to Mr. Cruickshank upon the termination of his employment ($23,672), executive life insurance premiums paid on Mr. Cruickshank’s behalf by the Company ($6,190) and perquisites consisting of executive long-term disability insurance premiums paid on Mr. Cruickshank’s behalf by the Company, compensation for editorial contributions, an automobile allowance, use of a Company-

owned automobile with an estimated value of $4,500 for the portion of 2007 during which Mr. Cruickshank was employed with the Company and reimbursement of club membership dues and parking fees, none of which individually exceeds $25,000.

Grants of Plan-Based Awards in Fiscal 2007

									All Other
									Stock	Grant
									Awards:	Date
			Estimated Possible Payouts Under			Estimated Future Payouts			Number of	Fair
			Non-Equity Incentive			Under Equity			Shares of	Value of
			Plan Awards			Incentive Plan Awards			Stock or	Stock
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	($)(1)

Cyrus F. Freidheim, Jr.	12/14/07	(2)	—	—	—	—	—	—	150,000	$180,000
	12/18/07	(3)	—	—	—	—	—	—	386,364	$494,546
				$680,000 (4)	$1,360,000 (4)	—	—	—	—	—
William G. Barker, III(5)	12/14/07	(6)	—	—	—	—	—	—	50,000	$60,000
	12/18/07	(7)	—	—	—	—	—	—	88,068	$112,727
	12/21/07	(8)	—	—	—	—	—	—	26,124	$38,141
	12/21/07	(9)	—	—	—	13,062	26,124	52,248	—	$19,071
			$58,125	$232,500	$465,000	—	—	—	—	—
Gregory A. Stoklosa(10)			—	—	—	—	—	—	—	—
Blair Richard Surkamer(11)	12/18/07	(12)	—	—	—	—	—	—	89,844	$115,000
	12/21/07	(13)	—	—	—	—	—	—	23,174	$33,834
	12/21/07	(14)	—	—	—	11,587	23,174	46,348	—	$16,917
James D. McDonough	12/14/07	(15)	—	—	—	—	—	—	50,000	$60,000
	12/18/07	(16)	—	—	—	—	—	—	78,125	$100,000
	12/21/07	(17)	—	—	—	—	—	—	15,449	$22,556
	12/21/07	(18)	—	—	—	7,725	15,449	30,898	—	$11,278
			$34,375	$137,500	$275,000	—	—	—	—	—
John J. Martin(19)			—	—	—	—	—	—	—	—
John D. Cruickshank(20)			$75,000	$300,000	$600,000	—	—	—	—	—

(1)	Computed in accordance with SFAS No. 123R, which, in the case of Estimated Future Payouts Under Equity Incentive Plan Awards, is based on achieving threshold performance.

(2)	Consists of a grant of 150,000 restricted shares as a bonus for 2007 that vests 100% on December 12, 2008, subject to continued employment on that date.

(3)	Consists of a grant of 386,364 DSUs that vests 33 1/3% on each of December 18, 2008, 2009 and 2010, subject to continued employment on that date.

(4)	Under the Freidheim Arrangement, Mr. Freidheim was eligible for an annual bonus for 2007 (with a target bonus of 100% of base salary and a maximum bonus of 200% of base salary) based on performance against EBITDA-based targets, payable 50% in cash and 50% in shares of the Company’s Class A common stock. The Freidheim Arrangement did not contain a stated threshold possible payout. See “— Employment Agreements — Terms of Freidheim Arrangement.”

(5)	Mr. Barker commenced employment with the Company as Senior Vice President, Finance on February 19, 2007 and became Chief Financial Officer on March 16, 2007.

(6)	Consists of a grant of 50,000 DSUs as a bonus for 2007 that vests 100% on December 12, 2008, subject to continued employment on that date.

(7)	Consists of a grant of 88,068 DSUs that vests 33 1/3% on each of December 18, 2008, 2009 and 2010, subject to continued employment on that date.

(8)	Consists of a grant of 26,124 DSUs that vests 33 1/3% on each of February 13, 2008, 2009 and 2010, subject to continued employment on that date. The award was approved by the Compensation Committee in February 2007 but granted in December 2007.

(9)	Consists of an award providing for 13,062 DSUs (at threshold), 26,124 DSUs (at target) or 52,248 DSUs (at maximum) based on performance against two-year cumulative EBITDA-based targets and achievement of individual goals. The award, including the performance targets upon which vesting is based, was approved by the Compensation Committee in February 2007 but granted in December 2007.

(10)	Mr. Stoklosa ceased to be Vice President and Chief Financial Officer of the Company on February 16, 2007 and his employment with the Company terminated on March 16, 2007.

(11)	Mr. Surkamer commenced employment with the Company as Vice President of Operations on February 12, 2007 and became Chief Operating Officer-Sun-Times News Group on October 1, 2007.

(12)	Consists of a grant of 89,844 DSUs that vests 33 1/3% on each of December 18, 2008, 2009 and 2010, subject to continued employment on that date.

(13)	Consists of a grant of 23,174 DSUs that vests 33 1/3% on each of February 13, 2008, 2009 and 2010, subject to continued employment on that date. The award was approved by the Compensation Committee in February 2007 but granted in December 2007.

(14)	Consists of an award providing for 11,587 DSUs (at threshold), 23,174 DSUs (at target) or 46,348 DSUs (at maximum) based on performance against two-year cumulative EBITDA-based targets and achievement of individual goals. The award, including the performance targets upon which vesting is based, was approved by the Compensation Committee in February 2007 but granted in December 2007.

(15)	Consists of a grant of 50,000 DSUs as a bonus for 2007 that vests 100% on December 12, 2008, subject to continued employment on that date.

(16)	Consists of a grant of 78,125 DSUs that vests 33 1/3% on each of December 18, 2008, 2009 and 2010, subject to continued employment on that date.

(17)	Consists of a grant of 15,449 DSUs that vests 33 1/3% on each of February 13, 2008, 2009 and 2010, subject to continued employment on that date. The award was approved by the Compensation Committee in February 2007 but granted in December 2007.

(18)	Consists of an award providing for 7,725 DSUs (at threshold), 15,449 DSUs (at target) or 30,898 DSUs (at maximum) based on performance against two-year cumulative EBITDA-based targets and achievement of individual goals. The award, including the performance targets upon which vesting is based, was approved by the Compensation Committee in February 2007 but granted in December 2007.

(19)	Mr. Martin commenced employment with the Company on January 22, 2007 and became Vice President of Advertising on June 12, 2007. Mr. Martin’s employment with the Company terminated on January 3, 2008.

(20)	Mr. Cruickshank’s employment with the Company terminated on October 3, 2007.

Employment Agreements

The Company has entered into compensation or employment arrangements or agreements with Messrs. Freidheim, Barker, Surkamer and McDonough. The Company also had compensation or employment arrangements or agreements with Messrs. Stoklosa, Cruickshank and Martin prior to the termination of their employment with the Company and had a Key Employee Severance Program Participation Agreement with Mr. Martin. The Company has also entered into Key Employee Severance Program Participation Agreements with Messrs. Barker and Surkamer. For a discussion of amounts paid or that could be payable to the named executive officers upon termination of employment or a change of control of the Company, see “Potential Payments Upon Termination or Change of Control.”

Terms of Freidheim Arrangement

On November 14, 2006, the Board of Directors appointed Mr. Freidheim as its President and Chief Executive Officer. In connection with Mr. Freidheim’s appointment, the Company agreed to a compensation arrangement (the “Freidheim Arrangement”) for Mr. Freidheim. The compensation arrangement with Mr. Freidheim provides for: (a) an annual base salary of $680,000; (b) an annual bonus for 2007 (with a target bonus of 100% of base salary and a maximum bonus of 200% of base salary), based on performance against EBITDA-based targets, payable 50% in cash and 50% in shares of the Company’s Class A common stock, with the number of shares to be determined based on the closing price of a share of the Company’s Class A common stock on November 14, 2006 ($5.53); (c) a pro-rata bonus for 2006 of $87,561; (d) a grant of 100,000 shares of restricted stock that vest 50% on November 15, 2007 and 50% on November 15, 2008, subject to continued employment as Chief Executive Officer on the applicable date; and (e) a grant of a “stock opportunity award” pursuant to which Mr. Freidheim will be eligible to earn (i) 50,000 shares of the Company’s Class A common stock when the average daily closing price of a share of the Company’s Class A common stock over any consecutive four-month period exceeds $7.00, and an additional 50,000 shares of the Company’s Class A common stock when the average daily closing price of a share of the Company’s Class A common stock over any consecutive four-month period exceeds $8.00, $9.00 and $10.00, respectively (so that a maximum of 200,000 shares of the Company’s Class A common stock may be earned under this portion of the stock opportunity award) and (ii) 50,000 shares (at threshold), 100,000 shares (at target) or 200,000 shares (at maximum) based on performance against two-year EBITDA-based targets and other long-term corporate objectives for Mr. Freidheim including, but not limited to, the Company’s financial strength, organization and management and strategy going forward (so that a maximum of 400,000 shares of the Company’s Class A common stock in the aggregate may be earned under both portions of the stock opportunity award), subject in each case to continued employment as Chief Executive Officer on the applicable date, and provided further that any shares earned under the stock opportunity award may not be sold, transferred or otherwise disposed of by Mr. Freidheim so long as he remains Chief Executive Officer of the Company (except to pay taxes incurred in connection with earning such shares). No shares will be earned under the EBITDA portion of the stock opportunity award described in clause (ii) above if the cumulative EBITDA targets for 2007 and 2008 are not met.

Terms of Barker Arrangement

Mr. Barker commenced employment with the Company as Senior Vice President, Finance on February 19, 2007 and became Chief Financial Officer on March 16, 2007. In connection with Mr. Barker’s appointment, the Company agreed to a compensation arrangement (the “Barker Arrangement”) for Mr. Barker. The Barker Arrangement provides for: (a) an annual base salary of $310,000; (b) a sign-on bonus of $100,000; (c) eligibility to earn an annual bonus targeted at 75% of Mr. Barker’s annual base salary; and (d) eligibility to receive an award under the LTIP in an amount of up to 75% of Mr. Barker’s annual base salary. In addition, Mr. Barker is eligible for participation in the Company’s other incentive programs, benefit plans and programs and perquisites for which other senior executives of the Company generally are eligible.

Terms of Stoklosa Agreement

Mr. Stoklosa was appointed Vice President and Chief Financial Officer of the Company in November 2005. From March 2005 to November 2005, Mr. Stoklosa served as Vice President — Finance until his appointment as Vice President and Chief Financial Officer in November 2005. On January 31, 2006, the Company amended and restated in its entirety its employment agreement with Mr. Stoklosa, effective as of January 1, 2006 (the “Stoklosa Agreement”). The Stoklosa Agreement had a one year term, ending on December 31, 2006, renewable for successive one-year periods. Under the Stoklosa Agreement, Mr. Stoklosa was paid an annual salary of $400,000 and was eligible for an annual bonus targeted at 75% of his annual base salary. Mr. Stoklosa was eligible for participation in the Company’s other incentive programs, benefit plans and programs and perquisites for which other senior executives of the Company were, at the time, eligible, including executive life and long-term disability insurance, the premiums for which are paid for by the Company. Mr. Stoklosa ceased to be Vice President and Chief Financial Officer of the Company on February 16, 2007 and his employment with the Company terminated on March 16, 2007.

Terms of Surkamer Arrangement

Mr. Surkamer commenced employment with the Company as Vice President of Operations on February 12, 2007 and became Chief Operating Officer-Sun-Times News Group on October 1, 2007. In connection with Mr. Surkamer’s appointment, the Company agreed to a compensation arrangement (the “Surkamer Arrangement”) for Mr. Surkamer. The Surkamer Arrangement provides for: (a) an annual base salary of $275,000 (which was increased to $316,250 effective October 8, 2007); (b) a sign-on bonus of $130,000; (c) a guaranteed bonus for 2007 of 75% of Mr. Surkamer’s annual base salary; and (d) eligibility to receive an award under the LTIP in an amount of up to 75% of Mr. Surkamer’s annual base salary (prorated based upon Mr. Surkamer’s start date). In addition, Mr. Surkamer is eligible for participation in the Company’s other incentive programs, benefit plans and programs and perquisites for which other senior executives of the Company generally are eligible.

Terms of McDonough Agreement

Effective December 29, 2006, the Company entered into an Employment Agreement with Mr. McDonough (the “McDonough Agreement”) providing for Mr. McDonough’s employment as Vice President, General Counsel and Secretary of the Company. Mr. McDonough reports to the President and Chief Executive Officer of the Company. The McDonough Agreement is for the period to December 31, 2007, and the term of employment is renewable for successive periods of one year upon expiration of the previous term, unless the Board of Directors or Mr. McDonough gives written notice of non-renewal at least 30 days prior to the end of each such period. The Company may also elect to terminate the McDonough Agreement at the end of its then current term without terminating Mr. McDonough’s employment with the Company. The McDonough Agreement has been renewed for the period to December 31, 2008.

Under the McDonough Agreement, Mr. McDonough is paid an annual salary of $275,000 and will be eligible for an annual bonus targeted at 50% his annual base salary. In addition, Mr. McDonough is eligible to receive an annual award under the LTIP in an amount to be determined by the Compensation Committee. Mr. McDonough is eligible for participation in the Company’s other incentive programs, benefit plans and programs and perquisites for which other senior executives of the Company were, at the time, eligible, including executive life and long-term disability insurance, the premiums for which are paid for by the Company.

Terms of Martin Arrangement

Mr. Martin commenced employment with the Company on January 22, 2007 and became Vice President of Advertising on June 12, 2007. In connection with Mr. Martin’s appointment, the Company agreed to a compensation arrangement (the “Martin Arrangement”) for Mr. Martin. The Martin Arrangement provides for: (a) an annual base salary of $275,000; (b) a sign-on bonus of $25,000; (c) a payment to Mr. Martin of $25,000 in consideration for a non-competition agreement; (d) a guaranteed bonus for 2007 of 75% of Mr. Martin’s annual base salary; and (e) eligibility to receive an award under the LTIP in an amount equal to 40% of Mr. Martin’s annual base salary. In addition, Mr. Martin is eligible for participation in the Company’s other incentive programs, benefit plans and programs and perquisites for which other senior executives of the Company generally are eligible. Mr. Martin’s employment with the Company terminated on January 3, 2008.

Terms of Cruickshank Agreement

Mr. Cruickshank commenced his employment with the Company in 2000 and voluntarily terminated his employment on October 3, 2007. Mr. Cruickshank was employed as the Chief Operating Officer of the Company’s Sun-Times News Group and publisher of the Chicago Sun-Times and reported to the President and Chief Executive Officer of the Company. The terms of the original employment agreement with Mr. Cruickshank were amended effective as of January 1, 2005 and were further amended with effect from January 1, 2006 (as so amended, the “Cruickshank Agreement”). The Cruickshank Agreement was for a period of one year from January 1, 2005, and the term of employment was renewable for successive periods of one year upon expiration of the previous term, unless the Board of Directors or Mr. Cruickshank gave written notice of non-renewal at least 60 days prior to the end of each such one year period.

Mr. Cruickshank’s agreement provided for an annual salary of $400,000 and his eligibility to earn an annual bonus targeted at 75% his annual base salary. In addition, Mr. Cruickshank was eligible to receive an annual award under the LTIP in an amount to be determined by the Compensation Committee. Mr. Cruickshank was eligible for participation in the Company’s other incentive programs, benefit plans and programs and perquisites for which other senior executives of the Company were, at the time, eligible, including executive life and long-term disability insurance, the premiums for which are paid for by the Company.

Outstanding Equity Awards at Fiscal 2007 Year-End

	Option Awards					Stock Awards
Equity
									Equity		Incentive
									Incentive		Plan
			Equity						Plan		Awards:
			Incentive						Awards:		Market or
			Plan						Number of		Payout
			Awards:						Unearned		Value of
	Number of	Number of	Number of			Number of		Market Value	Shares,		Unearned
	Securities	Securities	Securities			Shares or		of Shares	Units or		Shares,
	Underlying	Underlying	Underlying			Units of		or Units of	Other		Units or
	Unexercised	Unexercised	Unexercised	Option		Stock That		Stock	Rights That		Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not		That Have	Have Not		That Have
	(#)	(#)	Options	Price	Expiration	Vested		Not Vested	Vested		Not Vested
Name	Exercisable	Unexercisable	(#)	($/Sh)	Date	(#)		($)(1)	(#)(2)		($)(1)

Cyrus F. Freidheim, Jr.	—	—	—	—	—	586,364	(3)	$1,290,001	100,000	(4)	$220,000
William G. Barker, III(5)	—	—	—	—	—	164,192	(6)	$361,222	13,062		$28,736
Gregory A. Stoklosa(7)	—	—	—	—	—	—		—	—		—
Blair Richard Surkamer(8)	—	—	—	—	—	113,018	(9)	$248,640	11,587		$25,491
James D. McDonough	—	—	—	—	—	143,574	(10)	$315,863	7,725		$16,995
John J. Martin(11)	—	—	—	—	—	—		—	—		—
John D. Cruickshank(12)	—	—	—	—	—	—		—	—		—

(1)	Amounts are calculated based upon the per share closing price of the Class A common stock on December 31, 2007 of $2.20.

(2)	The amounts in this column (other than those for Mr. Freidheim (as to which see Note (4) to this table below)) consist of performance-vesting DSUs awarded pursuant to the Company’s LTIP and 1999 Stock Incentive Plan on December 21, 2007. See “— Compensation Discussion and Analysis — Our Compensation Decisions — Long Term Incentive Plan” for a description of these awards. Amounts shown are based on achieving threshold performance under the DSU awards.

(3)	Consists of (i) the unvested portion (50,000 shares) of a grant of 100,000 shares of restricted Class A common stock that vest 50% on each of November 15, 2007 and November 15, 2008; (ii) 150,000 restricted shares that vest 100% on December 12, 2008; and (iii) 386,364 DSUs that vest 33 1/3% on each of December 18, 2008, 2009 and 2010, in each case subject to continued employment on such date.

(4)	Consists of a grant in November 2006 of a “stock opportunity award.” See “— Employment Agreements — Terms of Freidheim Arrangement” for a description of this award. Amounts shown are based on achieving threshold performance under both portions of the stock opportunity award.

(5)	Mr. Barker commenced employment with the Company as Senior Vice President, Finance on February 19, 2007 and became Chief Financial Officer on March 16, 2007.

(6)	Consists of (i) 50,000 DSUs that vest 100% on December 12, 2008; (ii) 88,068 DSUs that vest 33 1/3% on each of December 18, 2008, 2009 and 2010; and (iii) 26,124 DSUs that vest 33 1/3% on each of February 13, 2008, 2009 and 2010, in each case subject to continued employment on such date.

(7)	Mr. Stoklosa ceased to be Vice President and Chief Financial Officer of the Company on February 16, 2007 and his employment with the Company terminated on March 16, 2007.

(8)	Mr. Surkamer commenced employment with the Company as Vice President of Operations on February 12, 2007 and became Chief Operating Officer-Sun-Times News Group on October 1, 2007.

(9)	Consists of (i) 89,844 DSUs that vest 33 1/3% on each of December 18, 2008, 2009 and 2010; and (ii) 23,174 DSUs that vest 33 1/3% on each of February 13, 2008, 2009 and 2010, in each case subject to continued employment on such date.

(10)	Consists of (i) 50,000 DSUs that vest 100% on December 12, 2008; (ii) 78,125 DSUs that vest 33 1/3% on each of December 18, 2008, 2009 and 2010; and (iii) 15,449 DSUs that vest 33 1/3% on each of February 13, 2008, 2009 and 2010, in each case subject to continued employment on such date.

(11)	Mr. Martin commenced employment with the Company on January 22, 2007 and became Vice President of Advertising on June 12, 2007. Mr. Martin’s employment with the Company terminated on January 3, 2008. Mr. Martin was not granted any equity awards during his employment with the Company.

(12)	Mr. Cruickshank’s employment with the Company terminated on October 3, 2007 and all of his unvested equity-based awards were forfeited on such date.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares		Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting		on Vesting
Name	(#)	($)	(#)		($)(1)

Cyrus F. Freidheim, Jr.	—	—	50,000		$87,000
William G. Barker, III	—	—	—		—
Gregory A. Stoklosa	—	—	—		—
Blair Richard Surkamer	—	—	—		—
James D. McDonough	—	—	7,474	(2)	$33,259
John J. Martin	—	—	—		—
John D. Cruickshank	—	—	25,784	(2)	$114,739

(1)	Amounts are calculated based upon the per share closing price of the Class A common stock on the applicable vesting date.

(2)	Represents DSUs granted in 2005, the vesting of which accelerated on August 1, 2007 as a result of a change in control of the Company occasioned by the Company’s controlling stockholder appointing a new majority of the Company’s Board of Directors.

Potential Payments Upon Termination or Change of Control

The following sets forth the payments and benefits that would be payable to each of the named executive officers upon the termination of their employment or a change of control, assuming for such purpose that the named executive officers’ employment terminated on December 31, 2007 (except that in the case of named executive officers who are no longer employed with the Company, the following sets forth the payments and benefits to which they became entitled to receive in connection with the termination of their employment).

Named Executive Officers Who Are Still Employed With the Company

Mr. Freidheim

Pursuant to the Freidheim Arrangement, after December 31, 2007, either the Company or Mr. Freidheim may terminate the employment relationship with 60 days’ notice. If Mr. Freidheim’s employment is terminated by the Company (other than for cause or due to death or disability), Mr. Freidheim will be entitled to receive continuation of his base salary, target annual bonus and employee benefits through the date falling six months following the date of termination of employment. In addition, if Mr. Freidheim’s employment is terminated by the Company (other than for cause or due to death or disability), then (i) his shares of restricted stock that would have vested during the 12-month period following termination will be treated as vested as of the date of termination; and (ii) Mr. Freidheim will have 12 months from the date of termination of employment to earn the shares of the Company’s Class A common stock under his stock opportunity award, and after such 12-month period such award shall be cancelled and expire. In the event of a change of control of the Company as defined in the LTIP, and the subsequent termination of Mr. Freidheim’s employment by the Company without cause or by Mr. Freidheim for good reason, within 24 months after the change of control, Mr. Freidheim will be entitled to his base salary and health and welfare benefits through his final date of active employment and any accrued but unused vacation pay. Mr. Freidheim will also be entitled to receive: (a) a lump sum amount equal to 50% of his final annual base salary, plus 50% of the higher of his target bonus or the highest annual bonus actually received during the two most recent years, (b) a target bonus for the year of termination prorated for service through the date of termination, and (c) the continuation of health and welfare benefits for a period ending six months from the end of the current term of his agreement. In addition, upon a change of control, all unvested awards and grants become immediately fully vested and payable (if applicable). All severance payments will be made to Mr. Freidheim in a single lump sum payment on a date that is not later than ten business days following the date of termination of his services. For purposes of the Freidheim Arrangement, a “change of control” of the Company is deemed to have occurred upon:

•	the acquisition of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

•	the members of the Board of Directors as of the date on which Mr. Freidheim’s employment began (the “Effective Date”) and any new directors whose election by the Board or nomination by the Board for election was approved by a vote of a least two-thirds of the directors then still in office who either were in office on the Effective Date or whose election or nomination for election was previously so approved ceasing for any reason to constitute at least a majority of the Board;

•	the adoption, enactment or effectiveness of any action that materially limits or diminishes the power or authority of the Company’s board of directors or any committee thereof, if such action has not been approved by a vote of a least two-thirds of the directors then still in office who either were in office on the Effective Date or whose election or nomination for election was previously so approved ceasing for any reason to constitute at least a majority of the Board; or

•	the consummation of, or the execution of a definitive agreement the consummation of which would result in, a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company to an unaffiliated buyer; or

•	the consummation of a complete liquidation or dissolution of the Company.

For purposes of the Freidheim Arrangement, “good reason” is deemed to have occurred if Mr. Freidheim’s title, authority, or principal duties are reduced, diminished or eliminated, his base salary is reduced, his benefits are diminished, his principal place of employment is relocated more than thirty-five (35) road miles from its then-current location, or his target bonus opportunity is reduced.

Mr. Barker

On April 10, 2007, the Company entered into a Key Employee Severance Program Participation Agreement with Mr. Barker (the “Barker Severance Agreement”), which provides that in the event Mr. Barker’s employment is terminated by the Company other than for cause or as a result of death or permanent disability, Mr. Barker will receive the following: (i) a lump sum payment (payable within 10 days of termination) for any accrued, unused vacation time, reduced by all applicable tax withholding requirements, (ii) a lump sum payment (payable within 10 days of termination) equal to Mr. Barker’s target bonus for the then-current year; (iii) an amount equal to Mr. Barker’s base salary in effect on the date of termination, payable in 26 bi-weekly installments, less all appropriate withholding amounts and deductions; and (iv) continuation of all then-current benefit programs in which Mr. Barker is entitled to participate on the date of his termination of employment, subject only to Mr. Barker’s continued premium contributions at the same level as on the date of termination. Under the terms of the Barker Severance Agreement, “cause” means (i) Mr. Barker engaging in intentional and willful misconduct, including a breach of his duty of loyalty to the Company, to the detriment of the Company, or (ii) Mr. Barker being convicted of, or pleading nolo contendere to, a crime involving fraud, dishonesty, inappropriate moral standards, or violence.

The Barker Severance Agreement also provides that in the event Mr. Barker’s employment is terminated by Mr. Barker for good reason, Mr. Barker will receive the following: (i) a lump sum payment (payable within 10 days of termination) for any accrued, unused vacation time, reduced by all applicable tax withholding requirements, (ii) a lump sum payment (payable within 10 days of termination) equal to Mr. Barker’s target bonus for the then-current year multiplied by two; (iii) an amount equal to Mr. Barker’s base salary in effect on the date of termination multiplied by two, payable in 52 bi-weekly installments, less all appropriate withholding amounts and deductions; and (iv) continuation of all then-current benefit programs in which Mr. Barker is entitled to participate on the date of his termination of employment, subject only to Mr. Barker’s continued premium contributions at the same level as on the date of termination. Under the terms of the Barker Severance Agreement, “good reason” means the occurrence of both a change of control (which is defined substantially the same in the Barker Severance Agreement as under the Freidheim Arrangement) and Mr. Barker experiencing (i) a material reduction in title, authority or responsibilities, (ii) required relocation more than 50 road miles from the office where Mr. Barker currently works, or (iii) the failure of the Company to obtain an explicit undertaking from any successor to honor the terms of the Barker Severance Agreement.

Mr. Barker has agreed that for a period of one year after the effective date of his termination from the Company for whatever reason, he will be subject to the non-solicitation provisions as set forth in the Barker Severance Agreement.

Mr. Surkamer

In January 2007, the Company entered into a Key Employee Severance Program Participation Agreement with Mr. Surkamer (the “Surkamer Severance Agreement”), which provides that in the event Mr. Surkamer’s employment is terminated (a) by the Company other than for cause or as a result of death or permanent disability, or (b) by Mr. Surkamer for good reason, in either case prior to and not in connection with a change in control or following the twenty-four (24) month period following the occurrence of any change in control, Mr. Surkamer will receive the following: (i) a lump sum payment (payable within 10 days of termination) for any accrued, unused vacation time, reduced by all applicable tax withholding requirements, (ii) a lump sum payment (payable within 10 days of termination) equal to (A) the higher of (x) 50 percent, or (y) the percentage derived by taking the period of January 1 through December 31 and calculating the number of days Mr. Surkamer was employed by the Company during the then current calendar year (to the termination date) on a percentage basis, multiplied by (B) the higher of (x) 25 percent of Mr. Surkamer’s base salary, or (y) the most recent annual bonus paid to Mr. Surkamer within the twelve month period preceding the date of termination; (iii) an amount equal to Mr. Surkamer’s base salary in effect on the date of termination, payable in 26 bi-weekly installments, less all appropriate withholding amounts and deductions; and (iv) continuation of all then-current benefit programs in which Mr. Surkamer is entitled to participate on the date of his termination of employment, subject only to Mr. Surkamer’s continued premium contributions at the same level as on the date of termination.

In the event of a change in control, and the subsequent termination, within twenty-four (24) months after the change in control, of Mr. Surkamer’s services by the Company without cause or by Mr. Surkamer for good reason, Mr. Surkamer will receive the following: (i) a lump sum payment (payable within 10 days of termination) for any accrued, unused vacation time, reduced by all applicable tax withholding requirements, (ii) a lump sum payment (payable within 10 days of termination) equal to (A) the higher of (x) 50 percent, or (y) the percentage derived by taking the period of January 1 through December 31 and calculating the number of days Mr. Surkamer was employed by the Company during the then current calendar year (to the termination date) on a percentage basis, multiplied by (B) the higher of (x) 25 percent of Mr. Surkamer’s base salary, or (y) the most recent annual bonus paid to Mr. Surkamer within the twelve month period preceding the date of termination; (iii) an amount equal to Mr. Surkamer’s base salary in effect on the date of termination multiplied by two, payable in 52 bi-weekly installments, less all appropriate withholding amounts and deductions; and (iv) continuation of all then-current benefit programs in which Mr. Surkamer is entitled to participate on the date of his termination of employment, subject only to Mr. Surkamer’s continued premium contributions at the same level as on the date of termination. “Cause,” “good reason” and “change in control” are defined substantially the same in the Surkamer Severance Agreement as in the Barker Severance Agreement.

Mr. Surkamer has agreed that during his employment with the Company, and for a period of one year after the effective date of his termination from the Company for whatever reason, he will be subject to non-competition and non-solicitation provisions as set forth in the Surkamer Severance Agreement.

Mr. McDonough

The McDonough Agreement may be terminated: (a) by Mr. McDonough at the end of the term; (b) upon Mr. McDonough’s death or disability; (c) by the Company for cause; or (d) by Mr. McDonough for any reason upon 30 days’ notice, in which case Mr. McDonough will be entitled to receive his salary and health and welfare benefits through his final date of active employment, plus any accrued but unused vacation pay and any benefits required by law or any other plan or program in which he is a participant. Under the terms of the McDonough Agreement, “cause” means that Mr. McDonough has (i) been convicted of (or has pleaded guilty or no contest to) a felony, or (ii) engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to his employment duties; provided, no act or omission on Mr. McDonough’s part shall be considered “willful” if conducted in good faith and with a reasonable belief that his conduct was in the best interests of Company and further provided the Company may not terminate Mr. McDonough’s employment under clause (ii) unless Mr. McDonough is given at least thirty days to cure any such conduct (if capable of cure), and has received a certified copy of a resolution of the Board of Directors terminating his employment for cause and stating specifically the conduct that the Board believes satisfies the definition of cause.

The McDonough Agreement may also be terminated by the Company for any other reason upon 30 days’ notice or by the Company at the end of the term, in which case, except if such termination occurs within the 24-month period following a change of control of the Company, Mr. McDonough will be entitled to receive a single lump sum payment equal to (a) one times the sum of Mr. McDonough’s final base salary and target bonus, (b) a pro-rata target bonus for the year in which termination of employment occurs, and (c) an amount equal to any bonus for Mr. McDonough earned and unpaid as of Mr. McDonough’s termination of employment. Mr. McDonough will also be entitled to receive health and welfare benefits for a period ending one year from the date of Mr. McDonough’s termination of employment (the “Continuation Period”). Notwithstanding the above, if the Company elects to terminate the McDonough Agreement at the end of its then current term but not terminate Mr. McDonough’s employment, and if the Company has comparable severance policies in effect as of the date on which the McDonough Agreement is terminated, then Mr. McDonough will not be entitled to receive the payments and benefits described in this paragraph. Upon termination of Mr. McDonough’s services as described in this paragraph, (i) all unvested cash awards will become fully vested and payable (as applicable), (ii) all unvested equity-based awards which, in accordance with applicable vesting schedules, would have vested during the Continuation Period will become fully vested and payable and (iii) all other unvested equity-based awards will be forfeited.

In the event of a change of control of the Company (which is defined substantially the same in the McDonough Agreement as under the Freidheim Arrangement), and the subsequent termination of Mr. McDonough’s employment by the Company without cause, by the Company at the end of the then current term without comparable severance policies then in effect or by Mr. McDonough for good reason, within 24 months after the change of control, Mr. McDonough will be entitled to his base salary and health and welfare benefits through his final date of active employment and any accrued but unused vacation pay. Mr. McDonough will also be entitled to receive: (a) a lump sum amount equal to his final annual base salary, multiplied by two, plus two times his target bonus, (b) a target bonus for the year of termination prorated for service through the date of termination, (c) the continuation of health and welfare benefits for a period ending two years from the date of termination, and (d) any bonus that was earned with respect to a prior calendar year but not paid as of the date of termination. In addition, upon a change of control, all unvested awards and grants become immediately fully vested and payable (if applicable). All severance payments will be made to Mr. McDonough in a single lump sum payment on a date that is not later than ten business days following the date of termination of his services. The McDonough Agreement provides that if payments to Mr. McDonough would result in the imposition of an excise tax under Section 4999 of the Code, then the payments will be reduced so that no excise tax will be imposed, but only if the effect of such reduction would be to place Mr. McDonough in a better after-tax economic position than he would have been in had no such reduction been effected. Under the terms of the McDonough Agreement, “good reason” exists if a change of control has occurred and, at any time during the twenty-four months thereafter, any of the following has also occurred: (i) Mr. McDonough’s title, authority, or principal duties are materially reduced, materially diminished or eliminated; (ii) Mr. McDonough’s base salary is reduced or his benefits are diminished (except in connection with reduction of base salaries or benefits, as the case may be, on substantially a Company-wide basis, so long as Mr. McDonough’s reduction is not less favorable on a percentage basis than the reductions applicable to other members of senior management of the Company; or (iii) Mr. McDonough’s principal place of employment is relocated to a location that results in an increase in his one-way commute of more than thirty-five road miles from the prior commuting distance.

Mr. McDonough has agreed that during his employment with the Company, and for a period of one year after the effective date of his termination from the Company for whatever reason, he will be subject to non-competition and non-solicitation provisions as set forth in the McDonough Agreement.

Estimated Value of Benefits to be Received Upon Involuntary Separation Not Related to a Change of Control

The following table shows the estimated value of payments and other benefits to be conferred upon the named executive officers who are current executive officers assuming they were involuntarily terminated other than for cause, death or disability as of December 31, 2007 under the terms of their respective employment or severance agreements or arrangements.

		Value of		Health and	Total Value
	Cash	Unvested Equity		Welfare Benefit	of all Payments
	Payment	Awards		Continuation	and Benefits
Name	($)	($)		($)	($)

Cyrus F. Freidheim, Jr.	$680,000	$723,334	(1)	$5,469	$1,408,803
William G. Barker, III	$542,500	—		$16,431	$558,931
Blair Richard Surkamer	$395,313	—		$16,649	$411,962
James D. McDonough	$550,000	$178,622	(2)	$10,286	$738,908

(1)	Reflects accelerated vesting of 200,000 shares of restricted stock and 128,788 DSUs using the per share closing price of the Class A common stock on December 31, 2007 of $2.20. If Mr. Freidheim’s employment is terminated by the Company (other than for cause or due to death or disability), he has 12 months from the date of termination to earn his stock opportunity award. None of the targets for the stock opportunity award had been met as of December 31, 2007. If all the targets for the stock opportunity award were to be met by December 31, 2008, Mr. Freidheim would earn an additional 300,000 shares of Class A common stock, which, using the per share closing price of the Class A common stock on December 31, 2007 of $2.20, would be valued at $660,000.

(2)	Reflects accelerated vesting of 76,042 DSUs using the per share closing price of the Class A common stock on December 31, 2007 of $2.20. In addition, Mr. McDonough was granted an award providing for 7,725 DSUs (at threshold), 15,449 DSUs (at target) or 30,898 DSUs (at maximum) based on performance against EBITDA-based targets for the two-year period ending December 31, 2008 and achievement of individual goals. The McDonough Agreement provides that all unvested equity-based awards which, in accordance with applicable vesting schedules would have vested during one-year period following an involuntary termination other than for cause, death or disability will become fully vested and payable. If the targets for the performance-vesting DSUs were to be met by December 31, 2008, Mr. McDonough would earn an additional 15,449 DSUs, which, using the per share closing price of the Class A common stock on December 31, 2007 of $2.20, would be valued at $33,988.

Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change of Control

The following table shows the estimated value of payments and other benefits to be conferred upon the named executive officers who are current executive officers assuming they were terminated upon a qualifying termination of employment following a change of control as of December 31, 2007 under the terms of their respective employment or severance agreements or arrangements.

		Value of		Health and	Total Value
	Cash	Unvested Equity		Welfare Benefit	of all Payments
	Payment	Awards		Continuation	and Benefits
Name	($)	($)(1)		($)	($)

Cyrus F. Freidheim, Jr.	$1,360,000	$1,290,001	(2)	$5,469	$2,655,470
William G. Barker, III	$1,085,000	$418,695		$32,862	$1,536,557
Blair Richard Surkamer	$711,563	$299,622		$33,298	$1,044,483
James D. McDonough	$962,500	$349,851		$20,572	$1,332,923

(1)	Amounts are calculated based upon the value of shares the vesting of which would accelerate using the per share closing price of the Class A common stock on December 31, 2007 of $2.20.

(2)	Reflects accelerated vesting of 200,000 shares of restricted stock and 386,364 DSUs using the per share closing price of the Class A common stock on December 31, 2007 of $2.20. If, within 24 months after a change of control, Mr. Freidheim’s employment is terminated by the Company without cause or by Mr. Freidheim for good reason, he has 12 months from the date of termination to earn his stock opportunity award. None of the targets for the stock opportunity award had been met as of December 31, 2007. If all the targets for the stock opportunity award were to be met by December 31, 2008, Mr. Freidheim would earn an additional 300,000 shares of Class A common stock, which, using the per share closing price of the Class A common stock on December 31, 2007 of $2.20, would be valued at $660,000.

With respect to all named executive officers who are currently employed with the Company, upon a change of control without termination of employment or upon termination of employment because of death, disability or retirement all unvested DSUs will immediately become vested. The value of the accelerated DSU vesting at December 31, 2007 using the per share closing price of the Class A common stock on December 31, 2007 of $2,20 for each named executive officer who held unvested DSUs at December 31, 2007 is as follows: Freidheim — $850,001; Barker — $418,695; Surkamer — $299,622; and McDonough — $349,851. No other incremental benefit will accrue to any such named executive officer.

Named Executive Officers Who Are No Longer Employed With the Company

Mr. Stoklosa

The Stoklosa Agreement was terminable: (a) by Mr. Stoklosa at the end of the term; (b) upon Mr. Stoklosa’s death or disability; (c) by the Company for cause; or (d) by Mr. Stoklosa for any reason upon 30 days’ notice, in which case Mr. Stoklosa would have been entitled to receive his salary and health and welfare benefits through his final date of active employment, plus any accrued but unused vacation pay and any benefits required by law or any other plan or program in which he was a participant.

Under the terms of the Stoklosa Agreement, because Mr. Stoklosa’s services were terminated by the Company other than pursuant to clause (b) or (c) of the immediately preceding paragraph, Mr. Stoklosa received a single lump sum payment of $1,291,939 (including $5,918 in respect of accrued vacation) equal to the sum of (i) the amount that would have been equal to the continuation of his annual base salary for a period commencing on the date of termination and ending on December 31, 2008 (the “Continuation Period”), (ii) the amount equal to his target bonus payable with respect to the base salary paid or that would have been payable from January 1, 2007 through the end of the Continuation Period, and (iii) an amount equal to any bonus for Mr. Stoklosa earned and unpaid as of Mr. Stoklosa’s termination of employment. Mr. Stoklosa is also entitled to receive health and welfare benefits during the Continuation Period. Upon termination of Mr. Stoklosa’s services as described in this paragraph, (A) all unvested cash awards became fully vested and payable (as applicable), provided that because as of the date of termination of Mr. Stoklosa’s employment the threshold target for his Cash Incentive Award had not been met, no payments were made thereunder, (B) all unvested equity-based awards which, in accordance with applicable vesting schedules, would have vested during the Continuation Period became fully vested and payable and (C) all other unvested equity-based awards were forfeited. The Stoklosa Agreement also provided that if payments to Mr. Stoklosa would result in the imposition of an excise tax under Section 4999 of the Code, then the Company would pay Mr. Stoklosa an additional “gross-up payment” to place him in the same after-tax position he would have been in had no excise tax been imposed. No change of control of the Company has occurred, and we have assumed that no gross-up payment will be required to be made to Mr. Stoklosa.

Mr. Martin

On January 22, 2007, the Company entered into a Key Employee Severance Program Participation Agreement with Mr. Martin (the “Martin Severance Agreement”), which provided that in the event Mr. Martin’s employment was terminated by the Company other than for cause (which is defined substantially the same in the Martin Severance Agreement as in the Barker Severance Agreement)or as a result of death or permanent disability, Mr. Martin would receive the following: (i) a lump sum payment (payable within 10 days of termination) for any accrued, unused vacation time, reduced by all applicable tax withholding requirements, (ii) a lump sum payment (payable within 10 days of termination) equal to (A) the higher of (x) 50 percent, or (y) the percentage derived by taking the period of January 1 through December 31 and calculating the number of days Mr. Martin was employed by the Company during the then current calendar year (to the termination date) on a percentage basis, multiplied by (B) the higher of (x) 25 percent of Mr. Martin’s base salary, or (y) the most recent annual bonus paid to Mr. Martin within the twelve month period preceding the date of termination; (iii) an amount equal to Mr. Martin’s base salary in effect on the date of termination, payable in 26 bi-weekly installments, less all appropriate withholding amounts and deductions; and (iv) continuation of all then-current benefit programs in which Mr. Martin is entitled to participate on the date of his termination of employment, subject only to Mr. Martin’s continued premium contributions at the same level as on the date of termination. Because Mr. Martin’s employment was terminated by the Company on January 3, 2008 other than for cause or as a result of death or permanent disability, he received a lump sum payment of $34,375 and will continue to receive his base salary and benefits for a one-year period following termination.

Mr. Cruickshank

The Cruickshank Agreement was terminable: (a) by Mr. Cruickshank at the end of the term; (b) upon Mr. Cruickshank’s death or disability; (c) by the Company for cause; or (d) by Mr. Cruickshank for any reason upon 30 days’ notice, in which case Mr. Cruickshank would have been entitled to receive his salary and health and welfare benefits through his final date of active employment, plus any accrued but unused vacation pay and any benefits required by law or any other plan or program in which he is a participant. Because Mr. Cruickshank voluntarily terminated his employment with the Company on October 3, 2007, he received only payments for accrued vacation upon his termination, which equaled $23,672.

Value of Benefits Received Upon Termination

The following table shows the value of payments and other benefits conferred upon the named executive officers whose employment was terminated during fiscal 2007 or fiscal 2008 as described above under the terms of their respective employment and separation agreements.

		Value of		Health and	Total Value
	Cash	Unvested Equity		Welfare Benefit	of all Payments
	Payment	Awards		Continuation	and Benefits
Name	($)	($)		($)	($)

Gregory A. Stoklosa	$1,286,021	$70,114	(1)	$74,892	$1,431,027
John J. Martin	$309,375	—		$16,583	$325,958
John D. Cruickshank	$23,672	—		—	$23,672

(1)	Amount is calculated based upon the value of shares that vested as a result of termination using the per share closing price of the Class A common stock on the date of termination.

Directors’ Compensation

Under the terms of the Company’s compensation arrangements with directors, each non-management director receives an annual director retainer of $50,000 per annum and a fee of $3,000 for each board meeting attended. Committee chairs and committee members receive retainers and meeting attendance fees which vary among committees. The chair of the Audit Committee receives a $20,000 annual retainer, while Audit Committee members receive a $10,000 annual retainer and all Audit Committee members receive a fee of $3,000 per meeting attended. The chair of the Compensation Committee receives an annual retainer of $5,000, and all Compensation Committee members receive a fee of $3,000 per meeting attended. The chair of the Nominating and Governance Committee receives an annual retainer of $5,000, and all Nominating and Governance Committee members receive a fee of $3,000 per meeting attended. The chair of the Special Committee receives a meeting attendance fee of $7,500, and all Special Committee members receive a fee of $5,000 per meeting attended. All members of the Strategic Alternatives Committee, which was established by the Board of Directors in February 2008, receive a fee of $3,000 per meeting attended. Directors are reimbursed for reasonable expenses incurred in attending meetings of the Board of Directors.

One half of the annual director’s retainer for 2007 is paid in the form of DSUs granted under the Company’s 1999 Stock Incentive Plan. The remainder of the annual director’s retainer is payable in cash unless the non-management director elects to receive DSUs in lieu of such payment. Effective January 1, 2008, the Board of Directors approved changes to the Company’s compensation arrangements with non-management directors to provide that all of the annual director’s retainer be paid in the form of DSUs. Each non-management director will also receive a grant of an additional 1,000 DSUs under the 1999 Stock Incentive Plan each fiscal quarter. The DSUs will be issued in quarterly installments as of the last business day of each fiscal quarter, with the number of DSUs being issued with respect to annual director retainer payments as of each such date being determined by dividing the amount of the annual director retainer payable by the fair market value of a share of our Class A common stock on the last trading day of such fiscal quarter. Each DSU represents an unfunded, unsecured right to receive a share of Class A common stock after the date the non-management director ceases to be a member of the Board of Directors. DSUs attract additional dividend equivalent DSUs if the Company declares a cash or stock dividend on its outstanding Class A common stock.

The Board of Directors also maintains a stock ownership requirement for non-management Board members. Each non-management director is required to own shares of Class A common stock with an aggregate fair market value equal to at least five times the amount of the annual director retainer. Non-management directors will have five years to satisfy this requirement and all DSUs granted to a non-management director will count towards the satisfaction of this requirement.

The Board determined that, in addition to not applying to management directors, the arrangements described above would also not apply to William Aziz and G. Wesley Voorheis, who became members of the Company’s Board of Directors on August 1, 2007 and who are employees of the Company’s controlling stockholder.

On August 7, 2006, the Compensation Committee approved a new compensation arrangement for Raymond G.H. Seitz under which he would be paid an annual retainer of $300,000 for serving as the Non-Executive Chairman of the Board, with 50% of such retainer paid in cash and 50% paid in DSUs. Such retainer is in lieu of all other retainers and meeting attendance fees, except that Mr. Seitz will continue to be paid meeting fees for attending meetings of the Special Committee.

The table below summarizes the compensation paid by the Company to non-management directors in respect of services in 2007.

	Fees Earned
	or Paid in	Stock
	Cash	Awards	Total
Name	($)	($)(1)	($)
Current Directors
William E. Aziz(2)	—	—	—
Brent D. Baird(2)	$8,500	$24,891	$33,391
Albrecht W.A. Bellstedt(2)	$16,417	$14,474	$30,891
Herbert A. Denton(3)	$64,000	$36,247	$100,247
Peter J. Dey(2)	$19,417	$14,474	$33,891
Cyrus F. Freidheim, Jr.	—	—	—
Edward C. Hannah(2)(4)	$16,417	—	$16,417
Gordon A. Paris	$163,000	$39,996	$202,996
Graham W. Savage	$175,000	$39,996	$214,996
Raymond G.H. Seitz	$233,250	$150,000	$383,250
G. Wesley Voorheis(2)	—	—	—
Former Directors
John F. Bard(2)	$83,334	$26,187	$107,891
John M. O’Brien(2)	$80,417	$26,189	$104,976
Raymond S. Troubh(2)	$35,917	$40,779	$74,100

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS No. 123R with respect to DSUs, which are issuable in the form of shares upon the termination of a director’s service as a member of the Board. These amounts also reflect the grant date fair value of the DSUs granted to directors in 2007 (computed in accordance with SFAS No. 123R). Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2008.

(2)	On August 1, 2007, Hollinger Inc., the Company’s controlling stockholder, removed Messrs. Bard, O’Brien and Troubh as directors of the Company and elected Messrs. Aziz, Baird, Bellstedt, Dey, Hannah and Voorheis as directors of the Company.

(3)	Mr. Denton was elected as a director of the Company on February 24, 2007.

(4)	On March 31, 2008, Mr. Hannah was issued 5,953 DSUs in respect of his service on the Board of Directors from August 1, 2007 through December 31, 2007. Because these DSUs were not issued until March 31, 2008, no expense was recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 with respect to such DSUs.
LEGAL PROCEEDINGS
Litigation Involving Controlling Stockholder, Senior Management and Directors
     As previously reported in the Company’s SEC filings, on January 28, 2004, the Company, through the Special Committee, filed a civil complaint in the United States District Court for the Northern District of Illinois asserting breach of fiduciary duty and other claims against Hollinger Inc., Ravelston, RMI, and certain former executive officers of the Company, which complaint was amended on May 7, 2004 and again on October 29, 2004. The action is entitled Hollinger International Inc. v. Hollinger Inc., et al., Case No. 04C-0698 (the “Special Committee Action”). The second amended complaint seeks to recover approximately $542.0 million in damages, including prejudgment interest of approximately $117.0 million, and punitive damages. The second amended complaint asserts claims for breach of fiduciary duty, unjust enrichment, conversion, fraud and civil conspiracy in connection with transactions described in the Report, including, among other Transactions, unauthorized “non-competition” payments, excessive management fees, sham broker fees and investments and divestitures of Company assets.
     As previously reported in the Company’s SEC filings, all defendants have answered the second amended complaint. Ravelston and RMI asserted counterclaims against the Company and third-party claims against Hollinger Canadian Publishing Holdings Co. (“HCPH Co.”) and Hollinger International Publishing Inc. (“Publishing”), a wholly owned subsidiary of the Company. Without specifying any alleged damages, Ravelston and RMI allege that the Company has failed to pay unidentified management services fee amounts in 2002, 2003, and 2004, and breached an indemnification provision in the management services agreements. Ravelston and RMI also allege that the Company breached a March 10, 2003 “Consent and Agreement” (“Consent”) between the Company and Wachovia Trust Company. Ravelston and RMI allege that they were “third-party beneficiaries” of the Consent, that the Company breached it, and that they have incurred unspecified damages as a result. On March 3, 2006, the court granted the Company’s motion to dismiss the claim based on the Consent, ruled that Ravelston and RMI are not entitled to the same management fee that they obtained in 2003 and denied the motion to dismiss the other claims.
     As previously disclosed, on July 6, 2006, Hollinger Inc. filed a motion seeking permission to file a counterclaim against the Company. The proposed counterclaim alleges, among other things, fraud in connection with Hollinger Inc.’s 1995 sale to the Company of Hollinger Inc.’s interest in The Telegraph and Hollinger Inc.’s 1997 sale to the Company of certain of Hollinger Inc.’s Canadian assets. On March 30, 2007, Magistrate Judge Maria Valdez granted Hollinger Inc.’s motion over the Company’s opposition. On April 13, 2007, the Company filed objections to that decision with United States District Judge Blanche Manning. On May 14, 2007, the Company also moved to dismiss Hollinger Inc.’s counterclaims. On April 23, 2008, Judge Manning overruled the Company’s objections to the January 16, 2008 ruling.

     In connection with the Settlement, the claims of the Company and Hollinger with regard to each other in the matter entitled Hollinger International, Inc. v. Hollinger Inc., which was previously described in the 2007 10-K, have been dismissed without prejudice upon a joint motion by the Company and Hollinger.
     On October 8, 2008, the Company filed a Third Amended Complaint against Ravelston, Black, John A. Boultbee, Daniel W. Colson and Barbara Amiel Black. The Third Amended Complaint updates the factual allegations and removes defendants Richard N. Perle, F. David Radler and Hollinger, the latter two having entered into settlement agreements with the Company, as previously announced. The Third Amended Complaint also narrows the asserted claims, in part to reflect these settlements, removing previously-asserted claims totaling approximately $105 million. Colson Black, Boultebee and Amiel Black have answered the Third Amended Complaint, while Ravelston did not meet the deadline to answer.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
     The following is a description of certain relationships and related person transactions since January 1, 2007. In August 2004, the Special Committee filed the Report with the U.S. District Court for the Northern District of Illinois. The Report sets out the scope and results of its investigation into certain relationships and related party transactions involving certain former executive officers and certain former directors of the Company. The following discussion does not purport to cover all relationships and related person transactions that the Special Committee investigated and reported upon and only covers information relating to related party transactions entered into or certain relationships that existed on or after January 1, 2007. Certain amounts may differ from amounts used in the Report due to differences in exchange rates. See “Item 3. Legal Proceedings” for a more detailed discussion of relationships related to the Report.
Loan to Subsidiary of Hollinger
     The Company extended a loan to a subsidiary of Hollinger on July 11, 2000 in the amount of $36.8 million. The loan was originally payable on demand but on March 10, 2003, the due date for repayment was extended to no earlier than March 1, 2011. On March 10, 2003, the Company calculated the principal amount and interest outstanding under this loan as $46.2 million. In conjunction with the closing of the offering of 117/8% Senior Secured Notes due 2011 by Hollinger, Hollinger and the Company agreed to amend this loan as follows:
•	$25.8 million of the loan was repaid by the Hollinger subsidiary by application of amounts due to it with respect to the repurchase of shares of Class A Common Stock and redemption of shares of Series E Preferred Stock by the Company; and

•	The remaining indebtedness of $20.4 million under the loan, according to the Company’s then incorrect calculation, was subordinated in right of payment to the Hollinger Inc. 117/8% Senior Secured Notes and bears interest at a rate of 14.25% if paid in cash and 16.5% if paid in kind.
     The loan referred to above was guaranteed by Ravelston.
     The Settlement described above under “Background” provides for the resolution of all outstanding matters between the Hollinger Entities and the Company, including the amounts outstanding under the loan.

Special Committee Costs; Advancement of Legal Fees
     Included in the Company’s Statement of Operations for the year ended December 31, 2007 are “Indemnification, investigation and litigation costs, net of recoveries” of $7.8 million. The amount includes legal and other professional fees that are primarily comprised of amounts the Company has been required to advance in fees and costs to indemnified parties (including former officers and directors and their affiliates), costs to defend the Company in litigation that has arisen as a result of the issues the Special Committee has investigated, including costs to defend the counterclaims of Hollinger Inc. and Mr. Black in the Delaware litigation, and costs and expenses arising from the Special Committee’s investigation.
Settlement with Hollinger Inc. and Davidson Kempner
     On June 18, 2008, the Company closed the transactions included in the Settlement with Hollinger and certain other parties, which had been previously announced on May 14, 2008. Pursuant to the Settlement, the Company settled and resolved the various disputes and litigation among the Company, Hollinger, and Davidson Kempner, Hollinger’s largest secured Noteholder. The terms of the Settlement are described in the Company’s 8-K dated May 14, 2008.
     As part of the closing with respect to the Settlement, the Company, Hollinger, 4322525 Canada Inc. (a subsidiary of Hollinger), and Sugra Limited (collectively, the “Parties”) entered into the Full and Final Mutual Release dated as of June 18, 2008, which fully, finally and forever released one another from claims, damages and causes of action (other than claims expressly acknowledged in the Settlement), along with their current and former counsel (other than Torys LLP), subsidiaries, divisions, employees, consultants, advisors, directors, and officers (other than Conrad M. Black and certain other persons or entities controlled by them). The Parties did not intend to release any claims they each could, may, or do have to any coverage under any insurance policies as a covered insured.
     On June 18, 2008, pursuant to the Settlement, William E. Aziz, Brent D. Baird, Albrecht W. A. Bellstedt, Peter J. Dey, Edward C. Hannah and G. Wesley Voorheis resigned from the Company’s Board of Directors. On June 20, 2008, the Board reduced its size to seven directors and elected Mr. Dey and Robert B. Poile to the Board.
     See “Background of the Davidson Kempner Consent Solicitation” for more information regarding the Settlement.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has responsibility for appointing, setting fees and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, subject to de minimis exceptions for non-audit services that are approved by the Audit Committee prior to the completion of the audit.
     The Audit Committee engaged the firm KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007. The Audit Committee has engaged KPMG LLP for fiscal year 2008. Representatives of KPMG LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions asked by stockholders.
     On an ongoing basis, management defines and communicates specific projects for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if it approves the engagement of KPMG LLP. The categories of service that the Audit Committee pre-approves are as follows:

     Audit Services. Audit services include work performed in connection with the audit of the consolidated financial statements, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
     Audit Related Services. These services are for assurance and related services that are traditionally performed by the independent registered public accounting firm and that are reasonably related to the work performed in connection with the audit including due diligence related to mergers and acquisitions, employee benefit plan audits and audits of subsidiaries and affiliates.
     Tax Services. These services are related to tax compliance, tax advice and tax planning. These services may be provided in relation to Company strategies as a whole or be transaction specific.
     Other Services. These services include all other permissible non-audit services provided by the independent registered public accounting firm and are pre-approved on an engagement-by-engagement basis.
     The Audit Committee has delegated pre-approval authority to the chairman of the Audit Committee. The chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting for approval by the Audit Committee as a whole. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for 2007 and 2006, and fees billed for other services rendered during 2007 and 2006 by KPMG LLP.

	2007	2006
Audit fees(1)	$5,500,000	$5,507,000
Audit-related fees	—	—

Total audit and audit related fees	5,500,000	5,507,000
Tax fees(2)	587,000	1,321,000
All other fees	—	—

Total fees	$6,087,000	$6,828,000

(1)	Audit fees for 2007 and 2006 include fees for the annual audit and quarterly reviews.

(2)	Tax fees consist of fees for assistance with tax compliance matters, assistance with federal, state and international tax planning matters and assistance with examinations by taxing authorities.
     No portion of the services described above were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement provided by Section 2-01(c)(7)(i)(c) of Regulation S-X of the Exchange Act.
AUDIT COMMITTEE REPORT
     The Audit Committee is comprised of the three members of the Board of Directors named below, each of whom satisfies the independence requirements of the NYSE rules currently in effect. The Board of Directors has determined that Mr. Savage is an audit committee financial expert. The Audit Committee acts under a written charter, which may be viewed online on the Company’s website at www.thesuntimesgroup.com under “Corporate Governance” in the “About the Company” section.
     The primary purpose of the Audit Committee is to exercise oversight of:
•	the accounting and financial reporting processes of the Company, including the integrity of the financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the audit of the Company’s financial statements; and

•	the performance of the Company’s internal audit function and independent registered public accounting firm.
     In fulfilling its oversight responsibilities with respect to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the preparation of the financial statements. Management represented to the Audit Committee that adequate procedures were undertaken to permit management to conclude that the Company’s audited financial statements were prepared in accordance with U.S. generally accepted accounting principles, and that they fairly present, in all material respects, the Company’s financial position, results of operations and cash flows for the periods presented.
     The Audit Committee also reviewed and discussed the Company’s audited financial statements for fiscal years 2007 and 2006 with KPMG LLP, the Company’s independent registered public accounting firm, which firm is responsible for expressing an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles. The Audit Committee has discussed with KPMG LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as currently in effect, and such other matters as are required to be discussed under other applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”), the rules of the SEC and other applicable regulations. The Audit Committee has also received the communications from KPMG LLP required by Independence Standards Board Standard No. 1, as adopted by the PCAOB, and has discussed with KPMG LLP its independence with respect to the Company.
     As a result of management’s evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures and the Company’s internal control over financial reporting as required under the Sarbanes-Oxley Act of 2002, management determined that the Company’s disclosure controls and procedures and internal control over financial reporting were ineffective as of December 31, 2007 and that material weaknesses existed in the Company’s internal control over financial reporting as of that date. The Audit Committee is overseeing the Company’s efforts to address all identified deficiencies in the design and operation of the Company’s disclosure controls and procedures, remediate identified material weaknesses in internal control over financial reporting, and implement new controls to ensure a proper control environment at the Company. In this regard, the Audit Committee has authorized the retention of a third party consultant to perform an enterprise risk management audit of the Company, and to implement an enhanced internal audit function at the Company. In addition, management, under the oversight of the Audit Committee, is engaged in enhanced testing of policies and procedures designed to address the Company’s identified material weaknesses in internal control over financial reporting.
     Based on the activities of the Audit Committee referred to above and the reports and discussions described in this Audit Committee Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC. In addition, the Audit Committee engaged KPMG LLP as the independent registered public accounting firm for the Company for fiscal year 2008.
Audit Committee
of the Board of Directors
Graham W. Savage, Chairman
Brent D. Baird
Herbert A. Denton

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Under the federal securities laws, the directors and executive officers and any persons holding more than 10% of any equity security of the Company are required to report their initial ownership of any equity security and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this report any failure to file such reports by those dates during 2007. To the Company’s knowledge, except as set forth in the following sentence, based upon a review of the copies of the reports furnished to the Company and written representations that no other reports were required, these filing requirements were satisfied during the 2007 fiscal year. Late Form 4s were filed as follows: (i) a report was filed on January 4, 2007 by John F. Bard, a former director of the Company, to report a grant of DSUs on December 29, 2006, and a report was filed on August 16, 2007 by Mr. Bard to report a settlement of DSUs on July 31, 2007; (ii) a report was filed on January 4, 2007 by John M. O’Brien, a former director of the Company, to report a grant of DSUs on December 29, 2006, and a report was filed on August 16, 2007 by Mr. O’Brien to report a settlement of DSUs on July 31, 2007; (iii) a report was filed on January 4, 2007 by Raymond S. Troubh, a former director of the Company, to report a grant of DSUs on December 29, 2006, and a report was filed on August 16, 2007 by Mr. Troubh to report a settlement of DSUs on July 31, 2007; (iv) a report was filed on January 4, 2007 by Mr. Savage, to report a grant of DSUs on December 29, 2006; (v) a report was filed on January 4, 2007 by Mr. Seitz, to report a grant of DSUs on December 29, 2006; (vi) a report was filed on January 4, 2007 by John D. Cruickshank, the former Chief Operating Officer of the Sun-Times News Group, to report two settlements of DSUs; (vii) a report was filed on January 4, 2007 by Gordon A. Paris, the Company’s former President and Chief Executive Officer, to report the vesting of DSUs on December 29, 2006; (viii) a report was filed on January 4, 2007 by James R. Van Horn, the Company’s former Vice President, General Counsel and Secretary, to report a settlement of DSUs on December 9, 2006 and the vesting of DSUs on December 29, 2006;(ix) a report was filed on October 3, 2007 by Mr. Dey, to report a grant of DSUs on September 28, 2007; (x) a report was filed on April 28, 2008 by Mr. Kram, to report a grant of DSUs on December 21, 2007; and (xi) a report was filed on April 28, 2008 by Frederic R. Lebolt, President of Fox Valley Publishing, to report a grant of DSUs on December 21, 2007.
STOCKHOLDER PROPOSALS
     In accordance with the Exchange Act, stockholder proposals intended to be presented at the 2009 Annual Meeting of Stockholders must be received by the Company for inclusion in the 2009 Proxy Statement no later than January 16, 2009. However, if the date of the 2009 Annual Meeting of Stockholders changes by more than 30 days from the anniversary date of the 2008 Annual Meeting of Stockholders, the Company will announce revised deadlines for the submission of stockholder proposals.
     For any stockholder proposal that is not submitted for inclusion in the 2009 Proxy Statement (as described in the preceding paragraph) but is instead sought to be presented directly at the 2009 Annual Meeting of Stockholders, SEC rules permit management to vote proxies in its discretion if the Company (a) receives notice of the proposal before the close of business on January 16, 2009 and advises stockholders in the 2009 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on January 16, 2009. These deadlines may be revised if the meeting date is changed.

ANNUAL REPORT
     The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is not a part of the proxy soliciting material, has been mailed to the Company’s stockholders.
ACCESS TO PROXY MATERIALS, ANNUAL REPORT
AND OTHER DOCUMENTS
     This Consent Revocation Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, may be viewed online at www.thesuntimesgroup.com under “SEC Filings” in the “Investor Relations” section.
     The Company has established Corporate Governance Guidelines, a Code of Business Conduct & Ethics, and “Whistleblower” Procedures. In addition, each of the Audit, Compensation, and Nominating and Governance Committees of the Board of Directors acts under a written charter. All of these documents may be viewed online on the Company’s website at www.thesuntimesgroup.com under “Corporate Governance” in the “About the Company” section. In addition, these documents are available in print to any stockholder who requests them by writing to Investor Relations at the Company’s headquarters.
MISCELLANEOUS
     Stockholders who wish to communicate with the Board of Directors or the non-management directors, individually or as a group, may do so by sending a detailed letter to:
Sun-Times Media Group, Inc.
Office of the Secretary
350 North Orleans Street, 10-S
Chicago, Illinois 60654
Phone: 312-321-2299
     Stockholders can also leave a message for a return call at 312-321-2299, or can submit a question online via the Company’s website at www.thesuntimesgroup.com in the “Contact” section. Communications from stockholders will be forwarded directly to the non-management director to which such communication is addressed, if applicable, or if not addressed to a particular non-management director or non-management directors as a group, to the most appropriate committee chairperson, the Chairman of the Board or the full Board of Directors, unless, in any case, they are outside the scope of matters considered by the Board of Directors or duplicative of other communications previously forwarded to the Board of Directors. Communications to the Board of Directors, the non-management directors or to any individual director that relate to the Company’s accounting, internal accounting controls or auditing matters are referred to the chairman of the Audit Committee.
OTHER MATTERS
     The only matters for which the participants intend to solicit revocations of consents are set forth in the Notice of Consent Revocation Solicitation. However, if consents are solicited by Davidson Kempner or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its stockholders to solicit revocations of consents with respect to such additional matters.

IMPORTANT INFORMATION REGARDING CONSENT REVOCATION
     The Board of Directors urges you NOT to return any white consent card solicited from you by Davidson Kempner. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the white consent card.
     For additional information or assistance, please contact our soliciting agent, MacKenzie Partners, Inc., MacKenzie Partners, Inc. will be pleased to assist you. You may call MacKenzie Partners, Inc. collect at (212) 929-5500 or toll-free at (800) 322-2885.
     We appreciate your support.
[     ], 2008

ANNEX I
CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION
     Under applicable SEC regulations, each of the Company’s directors is a “participant” in the solicitation of revocations of consents. The following sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors of the Company.
DIRECTORS
     The principal occupations of the Company’s directors who are participants in the solicitation are set forth under “Current Directors of Sun-Times” in this Consent Revocation Statement. The principal business address of each such person is c/o Sun-Times Media Group, Inc., 350 North Orleans Street, Chicago, Illinois, 60654.
INFORMATION REGARDING OWNERSHIP OF THE COMPANY’S SECURITIES BY PARTICIPANTS
     The number of shares of Common Stock held by directors is set forth under “Security Ownership of Certain Beneficial Owners and Management” of this Consent Revocation Statement.
Annex I-1

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS
     Except as described in this Annex I or the Consent Revocation Statement (including Annex II thereto), none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of our Company or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Annex I or the Consent Revocation Statement, none of the participants’ affiliates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Annex I or the Consent Revocation Statement, neither we nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this Consent Revocation Statement or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Annex I or the Consent Revocation Statement, none of us, the participants or any of their affiliates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.
     Other than as set forth in this Annex I or the Consent Revocation Statement, none of the participants or any of their affiliates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.
     Other than as set forth in this Annex I or the Consent Revocation Statement, there are no material legal proceedings in which any of the directors or executive officers of the Company or any of their affiliates is a party adverse to the Company or any of its subsidiaries, or proceedings in which such nominees or affiliates have a material interest adverse to the Company or any of its subsidiaries.
Annex I-2

ANNEX II
RECENT TRADING HISTORY OF PARTICIPANTS
IN THIS CONSENT REVOCATION SOLICITATION
     The following is a list of the acquisitions and dispositions of the Company’s Common Stock made during the last two years by participants in the Company’s solicitation of revocations of consent.

	Number of Shares
Participant	Acquired		Disposed	Date
Herbert A. Denton	26,510.2	(1)		6/30/08
	18,361.11	(1)		3/31/08
	3,490.03	(1)		12/31/07
	3,693.97	(1)		9/28/07
	2,190.48	(1)		6/29/07
	1,508.13	(1)		3/31/07

Peter J. Dey	26,510.2	(1)		6/30/08
	18,361.11	(1)		3/31/08
	3,490.03	(1)		12/31/07
	2,462.65	(1)		9/28/07

Cyrus F. Freidheim, Jr.	50,000	(2)		11/15/08
	46,291	(2)		11/15/08
	39,729	(2)		8/15/08
	39,729	(2)		5/15/08
	39,729	(2)		2/15/08
	50,000	(2)		11/15/07
	30,000			8/10/07

Gordon A. Paris	26,510.2	(1)		6/30/08
	18,361.11	(1)		3/31/08
	3,490.03	(1)		12/31/07

Annex II-1

	Number of Shares
Participant	Acquired		Disposed		Date
	3,693.97	(1)			9/28/07
	2,190.48	(1)			6/29/07
	2,270.33	(1)			3/31/07
	344,766	(3)			12/29/06
			130,473	(4)	12/29/06

Robert B. Poile	2,913.22	(1)			6/30/08

Graham W. Savage	26,510.2	(1)			6/30/08
	18,361.11	(1)			3/31/08
	3,490.03	(1)			12/31/07
	3,693.97	(1)			9/28/07
	2,190.48	(1)			6/29/07
	2,270.33	(1)			3/31/07
	2,283.37	(1)			12/29/07

Raymond G.H. Seitz	76,530.61	(1)			6/30/08
	52,083.33	(1)			3/31/08
	14,940.23	(1)			12/31/07
	16,163.79	(1)			9/28/07
	7,142.86	(1)			6/29/07
	7,621.95	(1)			3/30/07
	7,700.21	(1)			12/29/06

(1)	Grant of deferred stock units.

(2)	Vesting of previously granted shares of restricted stock.

(3)	Issued upon vesting of previously issued deferred stock units.

(4)	Withheld by the Company in connection with the issuance of shares made on the same date in satisfaction of withholding tax obligations.
Annex II-2

Important!
1.	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed BLUE Consent Revocation Card. WE STRONGLY RECOMMEND THAT YOU REJECT EACH OF DAVIDSON KEMPNER’S PROPOSED CONSENT PROPOSALS.

2.	We urge you NOT to sign or return any white consent card sent to you by Davidson Kempner.

3.	Even if you have sent a white consent card to Davidson Kempner, you have every legal right to change your vote. You may revoke that consent, and vote as recommended by management by signing, dating and mailing the enclosed BLUE Consent Revocation Card in the enclosed pre-paid return envelope.

4.	If your shares are held in the name of a bank, broker or other nominee, please vote the BLUE voting instruction form provided by your bank, broker or nominee, or follow the instructions on the voting instruction form to vote by telephone or via the Internet.
If you have any questions on the consent revocation, please contact:
105 Madison Avenue
New York, NY 10016
proxy@mackenziepartners.com
(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885

Preliminary Copy—Subject to Completion, Dated November 26, 2008
   BLUE
   CARD
BLUE
CARD
CONSENT REVOCATION CARD—BLUE
CONSENT REVOCATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
SUN-TIMES MEDIA GROUP, INC.
     The undersigned, a record holder of shares of Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), of Sun-Times Media Group, Inc. (the “Company”), acting with respect to all shares of the Company’s Common Stock held by the undersigned at the close of business on December 1, 2008, hereby acts as follows concerning the proposals of Davidson Kempner Capital Management LLC (“Davidson Kempner”) set forth below.
     THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES IN ALL PROPOSALS BELOW.
☑	PLEASE MARK VOTE AS IN THIS EXAMPLE

PROPOSAL 1:	Proposal made by Davidson Kempner to repeal any provision of Sun-Times’ Bylaws in effect at the time this proposal becomes effective that were not included in the amended and restated bylaws filed with the SEC on May 9, 2008.

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 2:	Proposal made by Davidson Kempner to remove (i) each member of the board of directors of the Company other than Robert B. Poile at the time this proposal becomes effective, and (ii) each person appointed to the Board to fill any vacancy or newly-created directorship prior to the effectiveness of Proposal 3.

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #2, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU WANT TO BE REMOVED IN THE FOLLOWING SPACE:

PROPOSAL 3:	Proposal made by Davidson Kempner to elect each of the following four (4) individuals to serve as a director of Sun-Times Media Group, Inc. (or, if any such nominee is unable or unwilling to serve as a director of Sun-Times Media Group, Inc., any other person designated as a nominee by the remaining nominee or nominees):

(01) Jeremy L. Halbreich	(03) Lee S. Hillman

(02) Robert A. Schmitz	(04) Michael E. Katzenstein

☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #3, BUT NOT ALL OF THEM, CHECK THE “YES REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NUMBER(S) OF THE CANDIDATE(S) YOU DO NOT WANT TO BE ELECTED IN THE FOLLOWING SPACE:
     THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES ON ALL PROPOSALS SET FORTH HEREIN.
     UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.
     UNLESS YOU SPECIFY OTHERWISE, BY SIGNING, DATING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.
     THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON DECEMBER 1, 2008.
     IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.
Dated:                     , 2008

Print Name:

Signature (Title, if any):

Signature (if held jointly):

Name and Title or Authority (if applicable):

     Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.
Please mark, sign and date your Consent Revocation card and return it in the postage-paid envelope provided or return it to: Sun-Times Media Group, Inc., c/o MacKenzie Partners, Inc. 105 Madison Avenue, New York, NY 10016.
Vote 24 hours a day, 7 days a week!